Exhibit 10.31

CARBON DIOXIDE PURCHASE AND SALE AGREEMENT

by and between

Chaparral CO2, L.L.C. as buyer and

Coffeyville Resources Nitrogen Fertilizers, LLC as seller

Dated March 24, 2011

TABLE OF CONTENTS

Article I.	DEFINITIONS	1

Article II.	TERM	9
2.01	Initial Term	9
2.02	Renewal Terms	9

Article III.	DELIVERY AND ACCEPTANCE	10
3.01	Sale by Coffeyville	10
3.02	Purchase by Chaparral	10
3.03	CO2 Bank	10
3.04	Carbon Credit Transfer	11
3.05	Redelivered Volumes	12
3.06	Option to Permanently Release Volumes	13

Article IV.	PRICE	14
4.01	Contract Price	14
4.02	Favored Nations Clause	14
4.03	Measurement & Pricing Point	14

Article V.	QUALITY, PRESSURE, AND NONCONFORMING VOLUMES	14
5.01	Quality Specifications	14
5.02	Typical Quality	15
5.03	Pressure Requirements	15
5.04	Right to Reject Nonconforming CO2	15

Article VI.	FEEDER LINE, BLOWER, CO2 FACILITY, SITE, PIPE, AND EASEMENTS	16
6.01	Feeder Line	16
6.02	Blower	16
6.03	CO2 Facility	17
6.04	Information Exchange	18
6.05	Site	18
6.06	Utilities	19
6.07	Pipeline	19
6.08	Easements, Rights-of-Way, and Access	19
6.09	Limitation on Use of CO2	20

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Article VII.	MEASUREMENT, TESTING AND VOLUME DETERMINATION	20
7.01	Meter Stations	20
7.02	Seller’s Check Measuring Equipment	21
7.03	Meter Calibration and Meter Tests	21
7.04	Measuring Equipment out of Service	21
7.05	Volume Determination	22

Article VIII.	ACCOUNTING AND PAYMENTS	22
8.01	Sales Volume Statements	22
8.02	Sales Invoices	22
8.03	Requirements of All Invoices	22
8.04	Interest	23
8.05	Disputing an Invoice	23
8.06	Audit Rights	23
8.07	Set Off Rights	23

Article IX.	TITLE TRANSFER POINT, RISK OF LOSS, INDEMNIFICATION, LIABILITIES AND LIQUIDATED DAMAGES	24
9.01	Title Transfer Point	24
9.02	Risk of Loss	24
9.03	Indemnification	24
9.04	Waiver of Consequential and Punitive Damages	25
9.05	Liquidated Damages	26
9.06	Right to Restart	26

Article X.	INSURANCE	27
10.01	Coverages	27
10.02	Certificates; Proof of Loss	27

Article XI.	TAXES, CARBON CREDITS AND INCREMENTAL COSTS	27
11.01	Tax Liability	27
11.02	Carbon Credits	27
11.03	Carbon Credits in Event of a Penalty	28
11.04	Transfer of Value in Lieu of Credit Transfer	28
11.05	Filing and Reservation; Exchange of Information	28
11.06	MMV Agent	28
11.07	Liability of Emitter; First Right to Purchase	28
11.08	Incremental Costs.	28
11.09	Section 45Q Credits	29
11.10	EOR Incentives	29

Article XII.	REPRESENTATIONS AND WARRANTIES	29
12.01	Mutual Representations and Warranties	29
12.02	Seller Representations and Warranties	31
12.03	Buyer Representations and Warranties	32

Article XIII.	COVENANTS	33
13.01	Mutual Covenants of Parties	33
13.02	Good Industry Practices	33
13.03	Intellectual Property	33

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13.04	No Other Negotiations	34
13.05	Confidentiality	34
13.06	No Inconsistent Action	36
13.07	Permits	36
13.08	Update Permitted Liens	36
13.09	Further Actions	36

Article XIV.	FORCE MAJEURE	36
14.01	Force Majeure	36
14.02	Force Majeure Defined	36
14.03	Extended Force Majeure	37

Article XV.	DEFAULTS AND REMEDIES	37
15.01	Events of Default	37
15.02	Notice as Precondition to Remedies	38
15.03	Right to Cure Defaults	38
15.04	Remedies	38
15.05	Reasonableness of Liquidated Damages and Exclusive Remedies	39
15.06	Termination	39
15.07	Effect of Expiration or Termination	39

ARTICLE XVI	TIME SCHEDULES	40
16.01	Anticipated Start Date	40
16.02	Feeder Line In-Service Date	40
16.03	Chaparral Facilities In-Service Date	40
16.04	Information Exchange	40
16.05	Authorized Representatives	40

Article XVII.	GENERAL PROVISIONS	41

Schedules:
3.03(f)	Example of Workings of CO2 Bank
4.01	Contract Price
6.06	Utilities
9.05	Liquidated Damages
10.01	Insurance Coverages
11.04	Methodology for Transfer of Value in Lieu of Credit Transfer
12.02(c)	Permitted Liens – Coffeyville
12.03(c)	Permitted Liens – Chaparral
16.05	Authorized Representatives of the Parties

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CARBON DIOXIDE PURCHASE AND SALE AGREEMENT

This Carbon Dioxide Purchase and Sale Agreement is made and entered into as of March 24, 2011 (the “Effective Date”), by and between Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company (“Coffeyville” or “Seller”), and Chaparral CO2, L.L.C., an Oklahoma limited liability company (“Chaparral” or “Buyer”).

R E C I T A L S:

WHEREAS, Coffeyville owns or controls the right to sell all quantities of CO2 that are currently being emitted at the Fertilizer Plant, subject to the rights of Linde described in Section 12.02(f) herein, and desires to secure a market for and sell such CO2 on the terms and conditions provided herein; and

WHEREAS, Chaparral desires to purchase such CO2 on the terms and conditions provided herein.

NOW, THEREFORE, for and in consideration of the terms, provisions, conditions, covenants and agreements contained herein, the Parties hereby agree as follows:

Article I. Definitions

As used in this Agreement, the following terms shall have the following meanings:

1.01 “Affiliate” means, in relation to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control”, “controlled by”, and “under common control with”, as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

1.02 “Agreement” means this Carbon Dioxide Purchase and Sale Agreement, including all Exhibits and Schedules hereto, as the same may be amended from time to time.

1.03 “Applicable Laws” means all statutes, regulations, rules, ordinances, codes, restrictions, licenses, permits, orders, approvals, injunctive obligations, standards, and legal requirements of each Governmental Authority, including Environmental Laws and Environmental Permits (or condition or provision thereof), all health, building, fire, safety and other codes, ordinances and requirements and all applicable standards of the National Board of Fire Underwriters, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment; in each case, as applicable to any Party, as the case may be.

1.04 “Assignments” shall have the meaning ascribed to such term in Section 6.08(a).

1.05 “Authorized Representative” means, with respect to each Party, the individual appointed by such Party pursuant to Section 16.05 to act on such Party’s behalf with respect to that Party’s duties and responsibilities under this Agreement.

1.06 “Balance To Be Settled” shall have the meaning ascribed to such term in Section 3.03(e).

1.07 “Bankrupt” means with respect to any Person, such Person (a) files a petition or otherwise commences, authorized or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, receivership, liquidation, reorganization or similar provision of Applicable Law, or has any such petition or proceeding filed or commenced against it, or files an answer thereto admitting the material allegations of such a petition or proceeding; (b) makes an assignment or any general arrangement for all or substantially all of its assets for the benefit of creditors; (c) otherwise becomes bankrupt or insolvent (however evidenced); (d) has a liquidator, administrator, receiver, trustee, custodian, sequestrator, conservator or similar official appointed with respect to it or any substantial portion of its property or assets; (e) take any action for the purpose of effecting any of (a) through (d) above; or (f) is generally unable to, admits in writing its inability to, or fails generally to pay its debts as they fall or become due.

1.08 “Blower” shall have the meaning ascribed to such term in Section 6.02.

1.09 “Business” means the business conducted by the specified Party on the Effective Date and during the Term.

1.10 “Business Day” means a calendar Day other than Saturday, Sunday or a legal or bank holiday in the State of Kansas.

1.11 “Calendar Year” means the calendar year (or partial calendar year) commencing on January 1 and ending on December 31 of such calendar year.

1.12 “Carbon Credit” means any rights, credits, revenues, offsets, tax benefits or values, greenhouse gas rights or similar rights related to carbon credits, rights to any greenhouse gas emission reductions, carbon-related tax credits or equivalent arising from emission reduction trading or any quantifiable benefits (including recognition, award or allocation of credits, allowances, permits or other tangible rights), whether created from or through a Governmental Authority, other Person, or private contract, now or in the future, associated with the production, capture and sequestration of CO2 from the Fertilizer Plant, operation of the Feeder Line, operation of the CO2 Facility, and the construction or operation of the Pipeline, and including such rights to sell or trade any of the aforementioned domestically or internationally, and including the right to count or claim any applicable reductions pursuant to the Department of Energy’s Climate Challenge Program, to register all such reductions pursuant to § 1605 of the Energy Policy Act of 1992, and any other program of a Governmental Authority designed to encourage or reward the reduction of greenhouse gas emissions; provided that “Carbon Credit” shall not include (a) any Section 45Q Credits and (b) any severance tax credit or production tax credit authorized by a Governmental Authority in favor of an oil, gas or enhanced or tertiary recovery producer (described in Section 11.10 of this Agreement).

1.13 “Chaparral” or “Buyer” shall have the meaning ascribed to such a term in the Preamble to this Agreement.

1.14 “Chaparral Delivered Price” shall have the meaning ascribed to such term in Section 4.02.

1.15 “Chaparral Facilities In-Service Date” means the date when construction of the CO2 Facility and the Pipeline is complete, and the CO2 Facility and the Pipeline are fully operational, all consistent with Good Industry Practices.

1.16 “CO2” means carbon dioxide, a substance composed of molecules containing one atom of carbon and two atoms of oxygen.

1.17 “CO2 Bank” shall have the meaning ascribed to such term in Section 3.03.

1.18 “CO2 Facility” shall have the meaning ascribed to such term in Section 6.03.

1.19 “CO2 Stream” means a stream of gas, liquid, or supercritical fluid primarily (although perhaps not entirely) composed of CO2.

1.20 “CO2 Tax” means any new or additional taxes, levies or other like assessments, including occupation, service, production, severance, gathering, transmission, value-added and excise tax and any similar tax, duty, levy, impost or assessment of any kind imposed by any Governmental Authority or other taxing authority, together with any interest, fine, penalty, credit or rebate thereof or additional amounts with respect thereto, whether disputed or not, specifically related to emissions of CO2, the scope of which includes the Contract Volumes; provided that “CO2 Tax” shall not include any Oil and Gas Tax.

1.21 “Coffeyville” or “Seller” shall have the meaning ascribed to such a term in the Preamble to this Agreement.

1.22 “Coffeyville Tie-In” shall have the meaning ascribed to such term in Section 3.05.

1.23 “Confidential Information” shall have the meaning ascribed to such term in Section 13.05.

1.24 “Contract Price” shall have the meaning ascribed to such term in Section 4.01.

1.25 “Contract Volume” means (a) 100% of the output of CO2 from the Fertilizer Plant (net of Coffeyville’s internal use), estimated at approximately 850,000 Short Tons of CO2 per year, plus (b) 100% of the output of CO2 from any expansion of the Fertilizer Plant (net of Coffeyville’s internal use).

1.26 “Contract Year” means each consecutive 12-Month period during the Term, commencing with the Start Date and resetting on each anniversary of the Start Date thereafter.

1.27 “Damages” means any demands, claims, causes of action, actions, proceedings, lawsuits, suits, and judgments or risk or liability therefore, and all losses, damages, injuries, costs, liabilities, expenses, disbursements, Taxes and damages to Persons or property incurred in connection therewith, including interest, penalties, reasonable attorneys’ fees, disbursements, expenses, costs, and costs of investigation incurred as a result thereof.

1.28 “Day” means the 24-hour period commencing at 7:00 a.m. (Central Time) on one calendar day and ending at 7:00 a.m. on the following calendar day.

1.29 “Easements” shall have the meaning ascribed to such term in Section 6.08(a).

1.30 “Effective Date” shall have the meaning ascribed to such term in the Preamble to this Agreement.

1.31 “EOR Credits” shall have the meaning ascribed to such term in Section 11.10.

1.32 “Environmental Law” means all Applicable Laws pertaining or relating to pollution, protection of human health or the environment, or workplace health and safety, or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, including the common law and enforceable regulatory guidance, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; any Federal Clean Water Act; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and all similar Applicable Laws of any Governmental Authority having jurisdiction over the Fertilizer Plant, CO2 Facility or Pipeline, or their respective operations, and all amendments to such Applicable Laws and all regulations implementing any of the foregoing.

1.33 “Environmental Permit” means any Permit required under any Environmental Law.

1.34 “Event of Default” shall have the meaning ascribed to such term in Section 15.01.

1.35 “Feeder Line” shall have the meaning ascribed to such term in Section 6.01.

1.36 “Feeder Line In-Service Date” means the date when construction of the Feeder Line is complete, and the Feeder Line is fully operational, all consistent with Good Industry Practices.

1.37 “Fertilizer Plant” means the nitrogen fertilizer plant located at 701 E. Martin Street, Coffeyville, KS 67337, and owned and operated by Coffeyville.

1.38 “Fields” means underground reservoirs designated by Chaparral for injection of CO2.

1.39 “Force Majeure” shall have the meaning ascribed to such a term in Section 14.02.

1.40 “Good Industry Practices” means any of the practices, methods and acts engaged in or approved by a significant portion of the fertilizer manufacturing industry (for Seller) or the oil and gas exploration and production industry (for Buyer) during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result of the lowest reasonable cost consistent with good business practices, reliability, safety and expedition. Good Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be generally accepted and consistently adhered to acceptable practices, methods or acts.

1.41 “Governmental Authority” means any federal, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other political subdivision or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

1.42 “Hazardous Substances” means any “chemicals,” “pollutants,” “contaminants,” “solid waste,” “hazardous waste,” “toxic substances,” “hazardous substances,” petroleum, petroleum hydrocarbons, fractions or other hydrocarbon products, flammable explosives or any other similar substance regulated under (or as such quoted terms or similar terms are defined in) any Environmental Law, including any polychlorinated biphenyls (“PCBs”), asbestos or asbestos-containing materials, or radioactive materials (including naturally-occurring radioactive materials).

1.43 “Indemnified Parties” shall have the meaning ascribed to such term in Section 9.03(c).

1.44 “Indemnifying Party” shall have the meaning ascribed to such term in Section 9.03(c).

1.45 “Initial Term” shall have the meaning ascribed to such term in Section 2.01.

1.46 “Intellectual Property” means all intellectual property and proprietary rights developed, utilized or modified by a Party, including all of the following U.S., state and foreign intellectual property: (a) inventions, discoveries, processes, designs, techniques, developments, technology and related improvements, whether or not patented or patentable; (b) copyrights; and (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos; and all elements of the foregoing, the goodwill of any business symbolized thereby, and all common-law rights relating thereto.

1.47 “Interest Rate” means, for any date, the lesser of (a) the per annum rate of interest equal to the prime lending rate as may from time to time be published in The Wall Street Journal under “Money Rates” on such Day (or if not published on such Day on the most recent preceding Day on which published), plus 2% per annum; and (b) the maximum rate permitted by applicable law.

1.48 “Invoicing Party” shall have the meaning ascribed to such term in Section 8.03(a).

1.49 “Knowledge” means, with respect to a Party, the actual knowledge of any manager, trustee, officer or director of such Party.

1.50 “Lease” shall have the meaning ascribed to such term in Section 6.05(a).

1.51 “Liens” means all mortgages, deeds of trust, collateral assignments, security interests, UCC financing statements, conditional or other sales agreements, burdens, charges, liens, pledges, hypothecations, and other encumbrances.

1.52 “Linde” shall have the meaning ascribed to such term in Section 12.02(f).

1.53 “Linde Agreement” shall have the meaning ascribed to such term in Section 12.02(f).

1.54 “Liquidated Damages” shall have the meaning ascribed to such term in Section 9.05.

1.55 “Measurement & Pricing Point” shall have the meaning ascribed to such term in Section 4.03.

1.56 “Minimum Volume” means:

(a)	for the first Contract Year, 500,000 Short Tons of CO2, and

(b)	for the Remainder of the Term, 750,000 Short Tons of CO2 per Contract Year, minus any Permanently Released Volumes permitted by Section 3.06.

1.57 “MSCF” means 1,000 standard cubic feet at a standard pressure base of 14.65 Psia dry and standard temperature base of 60 degrees Fahrenheit. When converting “MSCF” of CO2 to Short Tons of CO2, the conversion factor provided in the definition of “Short Ton” shall be used.

1.58 “MMSCF” means 1,000,000 standard cubic feet at a standard pressure base of 14.65 Psia dry and standard temperature base of 60 degrees Fahrenheit.

1.59 “MMV Agent” shall have the meaning ascribed to such term in Section 11.06.

1.60 “Month” means the period beginning on the first Day of a calendar month and ending with the end of the last Day of the same calendar month.

1.61 “Monthly Minimum Volume” means the Minimum Volume divided by 365 and then multiplied by the number of Days in any given Month.

1.62 “Nonconforming Volumes” shall have the meaning ascribed to such term in Section 5.04.

1.63 “Notice” shall have the meaning ascribed to such term in Section 17.17.

1.64 “Notice of Default” shall have the meaning ascribed to such term in Section 15.02.

1.65 “Notifying Party” shall have the meaning ascribed to such term in Section 15.02.

1.66 “Not Taken Volumes” shall have the meaning ascribed to such term in Section 3.05.

1.67 “Oil and Gas Taxes” shall mean all taxes, levies or other like assessments, including excise, severance, and production taxes and any similar tax, duty, levy, impost or assessment of any kind imposed by any Governmental Authority or other taxing authority, together with any interest, fine, penalty, credit or rebate thereof or addition or additional amounts with respect thereto, whether disputed or not, specifically related to the production of hydrocarbons; provided that “Oil and Gas Tax” shall not include any CO2 Tax.

1.68 “Optional Restart” shall have the meaning ascribed to such term in Section 9.06(b).

1.69 “Other Delivered Price” shall have the meaning ascribed to such term in Section 4.02.

1.70 “Overage Volume” means the volume difference between the Sales Volume for a Month less the Monthly Minimum Volume for such Month, but only if such volume difference is a positive number.

1.71 “Party” means Coffeyville and Chaparral, individually, and their respective permitted successors and assigns.

1.72 “Penalty” means any liability, fine, penalty or other negative treatment (whether monetarily or not), imposed by a Governmental Authority or other Person, on account of production or emission of CO2, and “Penalty” is specifically defined to include any CO2 Tax.

1.73 “Permanently Released Volumes” shall have the meaning ascribed to such term in Section 3.06.

1.74 “Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, qualifications, exemptions, licenses, franchises, certificates or registrations required by or filings with, or any orders of, any Governmental Authority or any other Person, in connection with the ownership, construction, operation or maintenance of a Party’s Business and its respective facilities.

1.75 “Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) Liens that do not materially interfere with the use of the properties or assets by the applicable Party and which do not materially impair the value of such properties or assets, (c) Liens, charges, encumbrances and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not affected or interrupted, and are not reasonably expected to affect or interrupt, the claimed ownership of the applicable Party or its predecessors in title to, or the receipt of revenues from, the properties affected thereby, and (d) with respect to Seller, Liens as of the date hereof set forth on Schedule 12.02(c) and designated as “Permitted Liens”, and with respect to Buyer, Liens as of the date hereof set forth on Schedule 12.03(c) and designated as “Permitted Liens”.

1.76 “Person” means any natural person or any corporation, limited liability company, partnership, joint venture, association, trust, association, unincorporated organization, joint stock company, Governmental Authority, or other legal entity or group.

1.77 “Personal Injuries” shall have the meaning ascribed to such term in Section 9.03(d).

1.78 “Pipeline” shall have the meaning ascribed to such term in Section 6.07.

1.79 “Pressure Requirements” shall have the meaning ascribed to such term in Section 5.03.

1.80 “PRV Election” shall have the meaning ascribed to such term in Section 3.06.

1.81 “PRV Notice Time Period” shall have the meaning ascribed to such term in Section 3.06(a)(ii).

1.82 “Psia” means pound-force per square inch absolute.

1.83 “Psig” means pound-force per square inch gauge.

1.84 “Quality Specifications” shall have the meaning ascribed to such term in Section 5.01.

1.85 “Receiving Party” shall have the meaning ascribed to such term in Section 8.03(a).

1.86 “Redelivered Volumes” shall have the meaning ascribed to such term in Section 3.05.

1.87 “Redelivery Date” shall have the meaning ascribed to such term in Section 3.05.

1.88 “Renewal Term” shall have the meaning ascribed to such term in Section 2.02.

1.89 “Representatives” shall have the meaning ascribed to such term in Section 13.05(a).

1.90 “Restart” shall have the meaning ascribed to such term in Section 9.06(a).

1.91 “Sales Volume” means the volume of CO2 measured at the Measurement & Pricing Point that is purchased by Chaparral and for which Chaparral would be responsible for payment.

1.92 “Sales Invoice” shall have the meaning ascribed to such term in Section 8.02.

1.93 “Sales Volume Statements” shall have the meaning ascribed to such term in Section 8.01.

1.94 “Section 45Q Credits” means any rights, credits, revenues, tax benefits or values, carbon-related tax credits or other quantifiable benefits generated by either Party under this Agreement pursuant to 26 U.S.C. § 45Q (see IRS Notice 2009-83).

1.95 “Shortfall Volume” means the volume difference between the Sales Volume for a Month less the Monthly Minimum Volume for such Month, but only if such volume difference is a negative number. “Shortfall Volume” also includes any Start Up Not Taken Volumes.

1.96 “Shut Down” means an Event of Default described in Section 15.01(b).

1.97 “Short Ton” means a measure of weight equal to two thousand (2,000) pounds or 0.9072 metric tons. When converting “Short Tons” of CO2 to MSCFs of CO2, the following conversion factor shall be used: 17.190 MSCF per “Short Ton” at a standard pressure base of one (1) atmosphere and standard temperature base of 60 degrees Fahrenheit, adjusted for the specific elevation of the Fertilizer Plant, which is 727 feet above sea level.

1.98 “Site” shall have the meaning ascribed to such term in Section 6.05.

1.99 “Start Date” means the date when construction of the CO2 Facility and Pipeline is complete and CO2 may be injected on a continuous basis into the Fields.

1.100 “Start of Construction Date” shall have the meaning ascribed to such term in Section 6.03(a).

1.101 “Start Up Not Taken Volumes” means the portion of the Minimum Volume not taken by Chaparral (if any), beginning on July 1, 2013 and continuing until the Start Date.

1.102 “Supply Deficiency Volume” means the volume difference, when Seller is incapable of delivering the Monthly Minimum Volume, between the Monthly Minimum Volume less the Contract Volume for such Month, but only if such volume difference is a positive number. For purposes of calculating a Supply Deficiency Volume, the “Contract Volume for such Month” will be deemed to be the average Contract Volume for the first six “Lookback Months” preceding the Month in which the calculation occurs, and each such “Lookback Month” shall be a Month during which the Fertilizer Plant produced a volume of CO2 equal to or greater than the Monthly Minimum Volume. Nonconforming Volumes not accepted and taken by Chaparral pursuant to Section 5.04(b) shall be subtracted from the “Contract Volume for such Month” for purposes of calculating the “Supply Deficiency Volume”. The intent of the Parties is that Nonconforming Volumes not accepted and taken by Chaparral must be taken into account when determining entries with respect to the CO2 Bank.

1.103 “Tariff” means the published and publicly available rate of charges imposed by Chaparral for or related to compression of CO2 through the CO2 Facility and transportation of CO2 on the Pipeline.

1.104 “Taxes” means all taxes, levies or other like assessments, including income tax, gross income, franchise tax, profits tax, excess profits tax, windfall profits tax, surtax, gross receipts tax, capital gains tax, remittance tax, withholding tax, sales tax, use tax, value added tax, goods and services tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, severance tax, excise tax, ad valorem tax, property tax (real, personal or intangible), inventory tax, transfer tax, premium tax, prohibited transactions, environmental tax (including taxes under Section 59A of the U.S. Internal Revenue Code), customs duty, stamp tax or duty, capital stock tax, franchise tax, margin tax, occupation tax, payroll tax, employment tax, social security tax, unemployment tax, disability tax, alternative or add-on minimum tax, production, intangible, unitary, license, estimated tax, and any similar tax (including any liability for taxes of any other Person under Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise), duty, levy, impost or assessment of any kind imposed by any Governmental Authority or other taxing authority, together with any interest, fine, penalty, credit or rebate thereof, or addition or additional amounts with respect thereto, whether disputed or not; provided that “Taxes” shall not include any CO2 Tax and shall not include any Oil and Gas Tax.

1.105 “Term” means, collectively, the Initial Term and any Renewal Terms.

1.106 “Title Transfer Point” shall have the meaning ascribed to such term in Section 9.01.

1.107 “Typical Quality” shall have the meaning ascribed to such term in Section 5.02.

Article II. Term

2.01 Initial Term. This Agreement shall become effective as of the Effective Date, and shall continue until the 20th anniversary of the Start Date (the “Initial Term”).

2.02 Renewal Terms. Following the Initial Term, this Agreement shall automatically renew for consecutive 10-year renewal terms (each, a “Renewal Term”), unless either Party elects not to renew upon giving the other Party at least 24 Months written notice prior to the expiration of the Initial Term or the then current Renewal Term, as applicable.

Article III. Delivery and Acceptance

3.01 Sale by Coffeyville. Subject to the conditions and provisions of this Agreement, Coffeyville agrees to exclusively make available for sale and delivery, and to sell and deliver, to Chaparral, at the Title Transfer Point, the Contract Volume, but excluding any Permanently Released Volumes.

3.02 Purchase by Chaparral. Subject to the conditions and provisions of this Agreement, Chaparral agrees to purchase and accept from Coffeyville, at the Title Transfer Point, the Minimum Volume. Chaparral shall have the exclusive and ongoing right to purchase and accept from Coffeyville, at the Title Transfer Point, up to all of the Contract Volume, but excluding any Permanently Released Volumes, subject to the conditions and provisions of this Agreement.

3.03 CO2 Bank. Notwithstanding the other provisions of Article III, to the extent a Shortfall Volume, Overage Volume or Supply Deficiency Volume is created during any Month during a Contract Year, a bank is hereby created (a “CO2 Bank”) to net out such volumes over time.

(a)	Shortfall Volume. In the event either (x) Chaparral fails to take the Monthly Minimum Volume from Coffeyville and a Shortfall Volume is created, or (y) Chaparral causes there to be Start Up Not Taken Volumes and a Shortfall Volume is created, then:

(i)	first, such Shortfall Volume shall be netted concurrently against any Supply Deficiency Volume and any Overage Volume that are already in the CO2 Bank, and

(ii)

second, if after applying (i) above there exists a positive balance in the CO2 Bank, then Chaparral shall pay Coffeyville for any remaining Shortfall Volume at the Contract Price in accordance with Article VIII of this Agreement and, as a result, such paid-for Shortfall Volume shall be added to the CO2 Bank, and

(iii)

thereafter, to the extent Chaparral takes volumes in excess of the Monthly Minimum Volume, Chaparral shall take such volumes free of charge to the extent of the remaining Shortfall Volume, and the Shortfall Volume in the CO2 Bank shall be reduced by the corresponding amount.

(b)	Supply Deficiency Volume. In the event Coffeyville fails to deliver the Monthly Minimum Volume and a Supply Deficiency Volume is created, then without payment or further action by Chaparral:

(i)	first, such Supply Deficiency Volume shall be netted against any Shortfall Volume that may exist in the CO2 Bank, and

(ii)	second, if after applying (i) above there is any remaining Supply Deficiency Volume, then such remaining Supply Deficiency Volume shall be banked, and

(iii)	thereafter, to the extent Coffeyville delivers volumes in excess of the Monthly Minimum Volume, the Supply Deficiency Volume in the CO2 Bank shall be reduced by the corresponding amount.

(c)	Overage Volume. In the event the Sales Volume purchased by Chaparral exceeds the Monthly Minimum Volume and an Overage Volume is created, then:

(i)	first, such Overage Volume shall be netted against any Shortfall Volume that may exist in the CO2 Bank, and

(ii)	second, if after applying (i) above there is any remaining Overage Volume, then such remaining Overage Volume shall be banked.

(d)	Accounting Method. Volumes coming in and going out of the CO2 Bank shall be accounted for on a first in, first out basis.

(e)

Time Limitation. No CO2 volumes placed in the CO2 Bank shall be banked for longer than a period of five (5) consecutive years. In the event such volumes remain in the CO2 Bank at the end of such five (5) year period (“Balance To Be Settled”), then the Parties agree to cash balance the Balance To Be Settled at the Contract Price applicable at the times such volumes were banked.

(f)	Example. An example of how the CO2 Bank works is provided in Schedule 3.03(f) attached to this Agreement.

3.04 Carbon Credit Transfer. Notwithstanding the other provisions of Article III, the Parties agree to make the following assignments, conveyances or other transfers of Carbon Credits (or value thereof as described in Section 3.04(c) below) under the following conditions and provisions:

(a)	Instances of Transfer. In the event of any of the following, the following Carbon Credits shall be assigned, conveyed or otherwise transferred from one Party to the other Party:

(i)	If the Minimum Volume is less than or equal to 640,000 Short Tons and a Shortfall Volume is created during a Calendar Year, then Chaparral shall assign, convey or otherwise transfer to Coffeyville the number of Carbon Credits attributable to the Shortfall Volume.

(ii)

If the Minimum Volume is greater than 640,000 Short Tons and a Shortfall Volume is created during a Calendar Year in which the Sales Volume is less than 640,000 Short Tons, then Chaparral shall assign, convey or otherwise transfer to Coffeyville the number of Carbon Credits attributable to the difference between 640,000 Short Tons and the Sales Volume.

(iii)	If the Minimum Volume is greater than 640,000 Short Tons and a Supply Deficiency Volume is created during a Calendar Year, then Coffeyville shall assign, convey or otherwise transfer to Chaparral the number of Carbon Credits attributable to the difference between the Minimum Volume and 640,000 Short Tons.

(b)	Settlement of Transfers. Any transfer of Carbon Credits pursuant to Section 3.04(a) shall occur within 45 Days following (i) certification and registration of the Carbon Credits with a publicly-recognized registry, or (ii) such earlier period to the extent certification or registration is addressed and permitted by Applicable Law.

(c)	Value Instead of Carbon Credits. In the event a Party is prohibited, or not permitted, by Applicable Law to actually and physically assign, convey or otherwise transfer any of the Carbon Credits as contemplated by Section 3.04(a), then in lieu of such transfer the equivalent monetary value thereof shall be paid from the one Party to the other Party. “Value” for this purpose shall be the market value of such Carbon Credits at the end of the Calendar Year for the vintage of such Carbon Credits.

3.05 Redelivered Volumes. Subject to Sections 3.05(a) through 3.05(c) below, Coffeyville shall have the right to elect, upon giving Chaparral at least 90 Days written notice, to receive any portion of the Contract Volume not taken by Chaparral (“Not Taken Volumes”), or any portion of any Permanently Released Volumes, or both (collectively “Redelivered Volumes”), at any point designated by Coffeyville on the Pipeline (each such point, a “Coffeyville Tie-In” and the effective date of Coffeyville’s affirmative election, the “Redelivery Date”).

(a)	Conditions Precedent. Any election under this Section 3.05 by Coffeyville shall only be valid if Coffeyville pays Chaparral each of the following:

(i)	Costs of Coffeyville Tie-In. The reasonable actual costs of construction and installation of each Coffeyville Tie-In at pass through rates with no markup;

(ii)

Costs and Expenses of Meter at Coffeyville Tie-In. The reasonable actual costs of installation of, and the reasonable actual Monthly expenses of operation of (including calibrations therefore), a meter at each Coffeyville Tie-In for the purpose of metering volumes of CO2 at pass through rates with no markup; and

(iii)	Tariff. The current Tariff.

(b)

Payment. Chaparral shall have the right to demand and receive from Coffeyville payment of the costs, expenses and tariff described in Section 3.05(a) as such are incurred, without any requirement on Coffeyville to prepay any such costs, expenses, or tariff. Chaparral will prepare and deliver to Coffeyville an itemized statement each Month of such costs, expenses and tariff, together with an invoice each Month (pursuant to Article VIII) for its share thereof.

(c)	Option to Suspend Redelivered Volumes. In the event Coffeyville fails to satisfy its payment obligations pursuant to this Section 3.05, and such failure results in an Event of Default, then Chaparral may immediately suspend its obligation to redeliver to Coffeyville the Redelivered Volumes hereunder.

(d)	Venting. In the event either (i) Coffeyville elects not to take any portion of Redelivered Volumes, or (ii) Coffeyville elects to take any portion of Redelivered Volumes, but as of the Redelivery Date, Coffeyville is not able to physically take the same, then in either event, Coffeyville will reduce its delivery of the Contract Volume to Chaparral by such portion of Redelivered Volumes by venting or otherwise releasing such volumes prior to the Title Transfer Point. Notwithstanding the foregoing, in the situation described in (ii) above, Coffeyville may begin taking such portion of Redelivered Volumes by providing at least five Days notice to Chaparral.

3.06 Option to Permanently Release Volumes. Subject to Sections 3.06(a) through 3.06(c) below, Chaparral shall have the ongoing right to elect (each, a “PRV Election”) to permanently release from this Agreement any portion of the Contract Volume (“Permanently Released Volumes”). Effective upon each such release, the Minimum Volume shall be reduced by the amount of the Permanently Released Volumes.

(a)	Conditions Precedent. Any PRV Election by Chaparral hereunder shall only be valid if the following conditions are satisfied by Chaparral:

(i)	At the time of its PRV Election, Chaparral is not then in default of its obligations under Sections 3.03 and 3.04 of this Agreement;

(ii)	Chaparral gives at least six Months (“PRV Notice Time Period”) written notice of its PRV Election; and

(iii)	During the PRV Notice Time Period, Chaparral fully complies with its other obligations under Section 3.05 of this Agreement.

(b)	Restrictions on Right to Release. Each PRV Election by Chaparral is subject to the following timing and volume limitations and restrictions:

(i)	Chaparral is prohibited from making a PRV Election during Contract Years 1-5.

(ii)	During Contract Years 6-10, any PRV Election by Chaparral shall not result in the Contract Volume being less than a Minimum Volume of 640,000 Short Tons per Contract Year.

(iii)	During Contract Year 11 and thereafter, there shall be no timing or volume limitations or restrictions with respect to any PRV Election by Chaparral.

(c)	Marketing of Permanently Released Volumes. Subject to Coffeyville’s compliance with its obligations in Section 3.05, Chaparral agrees that Coffeyville shall have the right to market any or all Permanently Released Volumes on the Pipeline. In the exercise of Coffeyville’s sole discretion, and then only if Chaparral agrees after Coffeyville so elects, the marketing of Permanently Released Volumes may be conducted jointly by the Parties.

Article IV. Price

4.01 Contract Price. Chaparral shall pay Coffeyville a price per MSCF (“Contract Price”) for the Sales Volume delivered hereunder as measured at the Measurement & Pricing Point, and the Contract Price is specified in more detail on Schedule 4.01.

4.02 Favored Nations Clause. Beginning with the sixth Contract Year and for the remainder of the Term thereafter, in the event the delivered price paid to Chaparral by the North Burbank Unit for delivery of the Contract Volume to such unit (“Chaparral Delivered Price”) is less than the delivered price paid by such unit for a CO2 Stream from any source other than Coffeyville (“Other Delivered Price”) and such other-sourced CO2 Stream (i) is at least 96.0 mole % CO2 and (ii) is delivered at a pressure of at least 1,400 Psig, then the Contract Price under this Agreement shall be increased by the positive number resulting from the calculation below:

(a)	Other Delivered Price;

(b)	minus Contract Price hereunder as calculated in Schedule 4.01, as if this Section 4.02 did not exist; and

(c)	minus the Tariff.

4.03 Measurement & Pricing Point. The volume of CO2 taken by Chaparral (for purposes of determining the Sales Volume, and otherwise) shall be determined based on the volume of CO2 measured at the sales meter at or near the outlet or tailgate of the CO2 Facility (the “Measurement & Pricing Point”), and in accordance with the requirements contained herein, including specifically Article VII.

Article V. Quality, Pressure,

and Nonconforming Volumes

5.01 Quality Specifications. The Contract Volume delivered by Coffeyville to Chaparral hereunder at the Title Transfer Point shall meet or exceed the following minimum specifications (the “Quality Specifications”):

(a)	CO2:	96.0 mole % minimum;

(b)	Total Inerts:	4.0 mole % maximum;

(c)	Water (H2O):	Saturated at 80°F; and

(d)	Temperature:	120°F maximum.

5.02 Typical Quality. The Contract Volume delivered by Coffeyville to Chaparral hereunder at the Title Transfer Point is reasonably expected to be of the quality described below (the “Typical Quality”), provided, Coffeyville has no obligation to deliver any portion of the Contract Volume exceeding the Quality Specifications:

(a)	CO2:	99.60 mole %;

(b)	Water (H2O):	<150 lbs. per MMSCF;

(c)	Hydrocarbons:	76 ppm vol.;

(d)	Sulfur:	39 COS ppm vol.; 3 H2S ppm vol.;

(e)	Nitrogen:	9.2 ppm vol.;

(f)	Oxygen:	6.0 ppm vol.;

(g)	Temperature:	60°F maximum; and

(h)	Carbon Monoxide:	20 ppm vol.

5.03 Pressure Requirements. Coffeyville shall deliver the Contract Volume to Chaparral at the Title Transfer Point at a minimum of 1 Psig (“Pressure Requirements”). The Parties shall mutually work together to determine the most cost-efficient manner of designing the Feeder Line and the CO2 Facility for the purpose of ensuring the highest pressure of the Contract Volume that can be reasonably obtained at the inlet of the CO2 Facility; provided, final decision authority with respect to the Feeder Line will reside with Coffeyville, and final decision authority with respect to the CO2 Facility will reside with Chaparral. In no event will either Party be required to take actions or incur additional expense in the design or construction of the Feeder Line or the CO2 Facility that would exceed its obligations under this Agreement.

5.04 Right to Reject Nonconforming CO2. Chaparral shall have the right to reject any portion of the Contract Volume delivered by Coffeyville hereunder that materially fails to meet either the Quality Specifications or Pressure Requirements, or both, for more than 36 consecutive hours or more than a collective total of 60 hours during a 7-consecutive-Day time period (“Nonconforming Volumes”). Chaparral shall not be obligated to take any Nonconforming Volumes.

(a)

In the event the nonconformity giving rise to the Nonconforming Volumes continues for a period in excess of either 60 consecutive Days, or a collective total of 120 Days during any given Contract Year, then in such an event, Chaparral, at its sole option, shall have the right to terminate this Agreement and trigger the requirement of Coffeyville to pay Liquidated Damages as if all conditions contained in Section 9.05 for payment of Liquidated Damages were satisfied;

provided that such remedy shall only be available during the first four Contract Years of this Agreement.

(b)	Subject to Section 5.04(c) below, Chaparral may in the exercise of its sole discretion elect to accept and take Nonconforming Volumes. In the event Chaparral elects to take any Nonconforming Volumes, then:

(i)	Chaparral shall not be required to pay for any such taken Nonconforming Volumes; and

(ii)	The Minimum Volume requirement for any Contract Year during which Chaparral elects to take any Nonconforming Volumes shall be reduced by the amount of any Nonconforming Volumes not taken by Chaparral.

(c)

In the event that (i) changes or upgrades to the CO2 Facility are necessary to process and purify the Nonconforming Volumes in order to maintain the mechanical integrity of the CO2 Facility or the Pipeline, or to maintain the miscible process efficiency of the Fields (collectively, “Upgrades”); (ii) such Upgrades are in fact actually performed, conducted or implemented; (iii) such Upgrades result in the Nonconforming Volumes no longer being out of conformity but instead the Contract Volume at the Measurement & Pricing Point satisfies the Quality Specifications; and (iv) Coffeyville pays for 100% of the costs associated with the Upgrades, then Chaparral shall again be obligated to take, and shall be required to pay for, all such Sales Volumes.

(d)	This Section 5.04 contains the sole and exclusive remedy of either Party in the event of Nonconforming Volumes.

Article VI. Feeder Line, Blower, CO2 Facility,

Site, Pipe, and Easements

6.01 Feeder Line. Coffeyville shall be solely responsible for designing, manufacturing, procuring, permitting, fabricating, constructing, erecting, installing, owning, operating, maintaining and paying for all equipment, pipeline, supports and ancillary facilities necessary to deliver the Contract Volume to the Title Transfer Point, including (1) equipment to capture or recover the Contract Volume at the CO2 economizer at the Fertilizer Plant; and (2) piping to transfer, transport and pipe the Contract Volume to the Title Transfer Point (collectively “Feeder Line”).

6.02 Blower. Coffeyville agrees to permit Chaparral, at Chaparral’s election and at Chaparral’s sole cost and expense, to design, manufacture, procure, permit, fabricate, construct, erect, install, own, and locate in the Feeder Line a blower, along with all equipment and ancillary facilities necessary for such blower, at a location mutually agreed upon by the Parties for purposes of increasing pressure of the Contract Volume at the Title Transfer Point (collectively, “Blower”). In the event Chaparral so elects, then Coffeyville agrees to operate and maintain the Blower; provided, Chaparral will reimburse Coffeyville for all reasonable actual costs and expenses incurred in operating and maintaining the Blower on a Monthly basis at pass through rates with no markup.

6.03 CO2 Facility. Chaparral shall be solely responsible for designing, manufacturing, procuring, permitting, fabricating, constructing, erecting, installing, owning, operating, maintaining and paying for all equipment, pipeline, supports, facilities, systems and ancillary equipment relating thereto, to be located on the Site, to (1) receive the Contract Volume at the Title Transfer Point; (2) transfer, transport and pipe the Contract Volume from the Title Transfer Point to the inlet of the scrubber(s) or compressors; (3) compress, pump, and measure (and dehydrate or purify as necessary) the Contract Volume; and (4) deliver the Contract Volume to the Measurement & Pricing Point and into the inlet of the Pipeline at the boundary of the Site downstream of the Measurement & Pricing Point (collectively, the “CO2 Facility”). The intent of the Parties is that all equipment, pipe, supports, facilities, meters, systems and ancillary items placed or maintained by Chaparral on the Site, excluding the Pipeline, shall be considered part of the CO2 Facility.

(a)

Start of Construction. Chaparral shall commence construction of the CO2 Facility within nine Months of the Effective Date of this Agreement (“Start of Construction Date”). If Chaparral fails to commence the construction of the CO2 Facility by the Start of Construction Date, then this Agreement shall immediately be null and void, with the Parties having no obligation one to the other.

(b)

First Right to Purchase the CO2 Facility. During the Term, in the event this Agreement is terminated as a result of an uncured default by Chaparral, then Coffeyville shall have the first right (but not the obligation), during the first 60 Days following the determination of the “current market value” pursuant to this Section 6.03(b), to purchase the CO2 Facility at the then “current market value”. The “current market value” of the CO2 Facility will be determined as described below.

(i)	Party Agreement. The Parties shall endeavor in good faith, during the first 10 Days following such termination to agree upon the then current market value of the CO2 Facility.

(ii)	Appointment of Appraisers. If the Parties cannot so agree then, within 20 Days following such termination, each Party shall appoint an appraiser and give notice of the same to the other Party.

(iii)	Qualifications of Appraisers. Any appraiser selected by a Party pursuant to Section 6.03(b) shall be a competent, independent appraiser licensed in Kansas.

(iv)

Appraisal. The two appraisers so selected shall promptly proceed to determine the fair market value of the CO2 Facility, taking into consideration any potential use of the facility, the cost of relocation, and its current condition. Within 60 Days of appointment, the appraisers shall deliver a written report and itemized decision of their appraisal to the Parties.

(v)	Final and Binding Determination. The determination of the fair market value by the two appraisers so selected shall be final and binding on all Parties; provided that if the two appraisers so selected are unable to agree on a fair market value, then: (1) the two appraisers shall select a third appraiser, who shall also be licensed in Kansas; and (2) the average of all three appraisals shall be conclusive evidence as to the fair market value and shall be final and binding on all Parties.

(vi)	Appraisal Fee. Each Party shall pay the fee and expense of the appraiser selected by that Party. If a third appraiser is selected, the fee of the third appraiser shall be borne equally by the Parties.

6.04 Information Exchange. To ensure proper operations of the Fertilizer Plant, Feeder Line and CO2 Facility, the Parties acknowledge that certain operational information will need to be exchanged between the Parties.

(a)

Chaparral agrees to provide Coffeyville with the following information: (i) Sales Volume Statements; (ii) average Monthly chromatographic analysis of the CO2 Stream from the Fertilizer Plant at the Measurement & Pricing Point; and (iii) at any time Chaparral purchases or is purchasing CO2 from a third party for use at the Fields, the average Monthly Chaparral Delivered Price.

(b)	Each Party shall endeavor to keep the other Party informed of any current or anticipated operational or commercial constraints, event of Force Majeure, maintenance or repairs, impacting such Party’s ability to perform its obligations pursuant to this Agreement. Furthermore, each Party shall furnish such other information as the other Party may reasonably request.

6.05 Site. The Parties agree that the CO2 Facility shall be located either (1) on approximately five acres of land owned by Coffeyville at the southeast corner of the intersection of Cedar Street and Martin Street in Coffeyville, KS, or (2) other suitable land consisting of approximately five acres owned or controlled by Coffeyville, adjacent to or near the Fertilizer Plant, that is mutually agreed upon by the Parties (the “Site”).

(a)

Lease. Coffeyville agrees to lease the Site to Chaparral or its Affiliate, for a paid-up sum of Ten Dollars ($10.00) (“Lease”). The term of the Lease will run concurrently with the Term, plus an additional period of six Months following termination of the Agreement (designated for the teardown and removal of the CO2 Facility from the Site). Notwithstanding the foregoing, in the event Coffeyville’s right to purchase the CO2 Facility pursuant to Section 6.03(b) has been triggered, the six-Month period will not begin to run until the expiration date of Coffeyville’s option to purchase the CO2 Facility pursuant to Section 6.03(b). In the event Coffeyville exercises its right pursuant to Section 6.03(b), then the Lease shall terminate on the same date as the effective date of Coffeyville’s purchase of the CO2 Facility. The Lease shall be on terms consistent with this Agreement and in a form mutually agreed upon by the parties.

(b)	Ownership of CO2 Facility on the Site. Chaparral will own the CO2 Facility located, or to be located, on the Site.

(c)	Access to Site. Chaparral or its Affiliate shall have direct access rights to the Site, including truck access.

6.06 Utilities. The Parties agree to work together in good faith to determine and implement the most cost-efficient solutions for all utilities and services required for the operation of the CO2 Facility, including natural gas, electricity, cooling water, and wastewater. The Parties agree to jointly meet with the providers of such utilities and services and use commercially reasonable efforts to complete Schedule 6.06 within four Months of the Effective Date or as soon as reasonably possible thereafter. The Parties fully anticipate updating and therefore agree to update Schedule 6.06 as necessary prior to the Start Date.

6.07 Pipeline. Chaparral and its Affiliates shall be solely responsible for designing, manufacturing, procuring, permitting, fabricating, constructing, erecting, installing, owning, operating, maintaining and paying for the pipeline and all facilities, systems, valves, pump stations, and ancillary equipment relating thereto, to receive the Sales Volume from the CO2 Facility at the boundary of the Site downstream of the Measurement & Pricing Point, and to deliver the Sales Volume to the Fields (collectively, the “Pipeline”).

6.08 Easements, Rights-of-Way, and Access.

(a)

Coffeyville agrees to grant and convey to Chaparral or one of its Affiliates one or more easements and rights-of-way upon, over, across and under certain real property owned or under the control of Coffeyville (the “Easements”). The Easements will be on terms consistent with this Agreement and in a form mutually agreed upon by the parties. The Easements will be appurtenant to the Site, and will address (i) Chaparral’s access to the Site and utilities serving the CO2 Facility, and (ii) Chaparral’s access and use of certain real property for purposes of placement, construction and/or maintenance of the Pipeline. The term of the Easements described in subpart (i) above, and the Easements described in subpart (ii) above, to the extent located on the site of the Fertilizer Plant, will run concurrently with the Term, and will prohibit assignment by Chaparral without the prior written consent of Coffeyville; provided that Coffeyville’s consent shall be deemed to have been given to permitted assignees of this Agreement.

(b)

Coffeyville agrees to partially assign to Chaparral or one of its Affiliates one or more easements, rights-of-way, surface leases, surface agreements, permits, and licenses upon, over, across and under certain real property currently benefitting Coffeyville (the “Assignments”). The Assignments will be on terms consistent with this Agreement and in a form mutually agreed upon by the parties. The Assignments will address Chaparral’s access and use of certain real property for purposes of placement, construction and/or maintenance of the Pipeline. Each of the Assignments will run for the duration of, and on the terms provided in, the underlying easement, right-of-way, etc., and will inure to the benefit of and be binding upon the Parties and their respective transferees, successors and assigns.

(c)	Chaparral acknowledges and agrees that one or more of the Assignments may not allow for the placement, construction and/or maintenance of the Pipeline.

(d)	Coffeyville and its Affiliates shall have the sole right to determine the placement or location of the Pipeline pursuant to any Assignment granted to Chaparral hereunder, but only after receiving and in good faith considering all recommendations, advice and counsel of Chaparral regarding such placement or location. Chaparral agrees that the placement, construction and/or maintenance of the Pipeline shall not interfere with the operation or maintenance of pipelines owned or operated by Coffeyville or its Affiliates.

6.09 Limitation on Use of CO2. During the Term, Chaparral agrees to sell, assign or otherwise transfer all of the Sales Volume to the Fields. Chaparral agrees that it will not sell, assign or otherwise transfer any portion of the Sales Volume to a Person for purposes other than injection for enhanced oil recovery or geologic sequestration without (a) the prior written consent of Coffeyville, and (b) the payment to Coffeyville of reasonable consideration therefore, as may be mutually agreed upon by the Parties. Once any Sales Volume is sold by Coffeyville to Chaparral hereunder and Chaparral has fulfilled all of its obligations to Coffeyville with respect to such Sales Volume, then unless otherwise expressly stated in this Agreement, Coffeyville shall have no ownership interest in or right to the Sales Volume, including any such CO2 that may be produced from the Fields.

Article VII. Measurement, Testing

and Volume Determination

7.01 Meter Stations. Buyer shall ensure that a measuring station for sales of Contract Volume delivered hereunder is installed, operated and maintained in accurate working order at the Measurement & Pricing Point, and at any Coffeyville Tie-In. The cost and expense of installing, operating and maintaining the measuring station at the Measurement & Pricing Point will be borne by Chaparral. The cost and expense of installing, operating and maintaining the measuring station at each Coffeyville Tie-In will be borne by Coffeyville in compliance with Section 3.05.

(a)	Each such measuring station shall be equipped in accordance with the standards set forth in the American Petroleum Institute, Manual of Petroleum Measurement Standards, Chapters 14.3 and 21.1 and American Gas Association Report No. 3 and No. 9 (latest editions). Measurement equipment will be subject to change to allow use of improved technology under such standards. Pursuant to Section 7.01(b), Seller may elect for any measuring station to have a check meter installed in the adjoining piping circuit.

(b)

Composition of the CO2 Stream from the Fertilizer Plant, relative density, heating value, and other relevant values shall be determined by online chromatographic analysis or similar analytical device. One chromatograph or similar analytical device shall be installed at or near the Measurement & Pricing Point and interfaced with the electronic flow meter at the Measurement & Pricing Point. Another chromatograph or similar analytical device may be installed at or near the Title Transfer Point. Chromatographs/Devices shall be calibrated Monthly, unless agreed by the Parties otherwise, using standards representative of the streams being analyzed. If analysis is outside chromatograph/device design accuracy and repeatability, the chromatograph/device will require calibration that Day. At a minimum, each chromatograph/device must be tested and verified Monthly unless agreed by the Parties otherwise. This will require a minimum of three separate standards. Chromatographs/Devices shall be installed, operated, maintained and verified according to applicable industry standards (API 14.1, API 21.1, GPA 2261, GPA 2145, GPA 2172, and GPA 2177).

7.02 Seller’s Check Measuring Equipment. Seller, at Seller’s discretion, cost and expense, may install, maintain, and operate such check measuring equipment and check chromatograph or similar analytical device on the Contract Volume as it desires, provided that such check measuring equipment shall be so installed as not to interfere with the operation of the Buyer’s or Buyer’s agent’s measuring meters. Check measurement may be accomplished with either redundant meter tubes, or parallel meters on a single meter tube.

7.03 Meter Calibration and Meter Tests. Buyer shall ensure that the measurement equipment at the Measurement & Pricing Point and any Coffeyville Tie-In is accurate and in repair, and that such periodic tests of such equipment as Buyer may deem necessary are made as often as needed, but in no case shall the calibration interval exceed three Months; provided, Buyer agrees to perform additional calibrations at the request of Seller, and at Seller’s expense unless such requested calibration results in an adjustment greater than +/- 2.0%, in which case, Buyer will pay for the cost of the calibration. Buyer shall give Seller notice of each such calibration test in sufficient time to enable Seller, if it so chooses, to have its representative present. Buyer further agrees to furnish Seller with copies of all calibration results. If upon any such calibration the measuring equipment is found to be within 2.0% accurate, such equipment shall be considered correct in computing deliveries. If upon any calibration the measuring equipment shall be found to be inaccurate by any amount exceeding 2.0% error, repairs shall be made immediately at Buyer’s cost, and any previous reading of such equipment shall be corrected to zero error for any period which is known definitely or agreed upon, but in case the period is not known definitely or agreed upon, then for one-half (1/2) of the period of time elapsed since the date of the last calibration.

7.04 Measuring Equipment out of Service. If for any reason any measuring equipment is out of service or out of repair so that the volume of CO2 purchased cannot be ascertained or computed from the reading thereof, the volume of CO2 purchased during the period such equipment is out of service or out of repair shall be estimated using the first of the following methods which is feasible: (a) by using the registration of check equipment, if installed and accurately registering; (b) by correcting the error, if the percentage of error is ascertainable by calibration test or mathematical calculations; or (c) by estimating the volume of delivery, using as a basis the volumes delivered during preceding periods under similar conditions when the equipment was registering accurately.

7.05 Volume Determination. The volume of CO2 delivered at the Measurement & Pricing Point shall be determined as follows:

(a)	The unit of measurement shall be MSCF.

(b)	Metered volumes will be obtained by developing a meter factor at line conditions by use of a prover loop. A meter factor will be applied to the gross metered volume as set out below.

(c)	The metered volume will be adjusted by the following formulas for the quality of CO2 actually received:

(i)	Actual CO2 received (MSCF) = measured CO2 (MSCF) times the Volume % CO2

(ii)	Volume % CO2 = the volume % of CO2 in the gas flow stream as measured by a chromatograph or similar analytical device installed at or near the Measurement & Pricing Point.

(d)	The resulting net metered volume will then be multiplied by a constant and the measured density to obtain pounds-mass, which will then be converted to MSCFs.

Article VIII. Accounting and Payments

8.01 Sales Volume Statements. Buyer shall furnish Monthly statements or reports to Seller of actual Sales Volumes sold hereunder to Buyer (“Sales Volume Statements”) on or before the 10th Day of the following Month. The Parties shall cooperate in determining the form of such Monthly statement.

8.02 Sales Invoices. Using the Sales Volume Statements, Seller shall invoice Buyer Monthly for all charges incurred during the preceding Month under this Agreement (each, a “Sales Invoice”). Buyer shall make payments of Sales Invoices by electronic funds transfer or by other mutually-agreeable method.

8.03 Requirements of All Invoices. Unless otherwise specifically provided in this Agreement, any invoice (including a Sales Invoice) provided by one Party to the other Party pursuant to this Agreement shall be subject to the following:

(a)	Submittal and Due Date. Each Party owed any amounts pursuant to this Agreement (“Invoicing Party”) from the other Party shall invoice the other Party (“Receiving Party”) as soon as practicable after it has received the information needed to compute such amounts (but in any event no more frequently than Monthly).

(b)	Payments. Within 30 Days following the date Receiving Party receives an invoice pursuant to this Agreement, Receiving Party shall pay or cause to be paid in U.S. Dollars in immediately available funds all amounts which become due and payable by such Party hereunder to a bank account or accounts designated by and in accordance with instructions issued by the Invoicing Party.

8.04 Interest. If a Party fails to pay when due any payment under this Agreement and such failure is not remedied within 15 Business Days after Notice of Default, interest shall thereafter accrue on such amounts at the Interest Rate, with such interest to be calculated from and including the due date to but excluding the date the delinquent amount is paid in full.

8.05 Disputing an Invoice. If Receiving Party in good faith disputes all or any portion of an invoice submitted by Invoicing Party under this Agreement, it shall notify the Invoicing Party in writing of the basis for such dispute. Receiving Party shall pay the undisputed portion of the invoice; payment of the disputed amount shall not be required until the dispute is resolved. No payment of any amount reflected on an invoice shall constitute any limitation or waiver of each Party’s rights pursuant to Section 8.06. The nonpayment by Receiving Party of any amount disputed by such Party and for which a notice has been given to the Invoicing Party pursuant to the preceding provisions shall not give rise to a default hereunder; provided, upon the resolution of such dispute any amount determined (whether by mutual agreement, judgment or otherwise) to be owed by the Receiving Party shall be paid within three Business Days after such determination, together with interest accrued at the Interest Rate from and including the due date to but excluding the date paid.

8.06 Audit Rights. Each Party (or its authorized representatives) shall have the right, at its own expense, at reasonable Business hours to examine the books, records and measurement documents of the other Party to the extent necessary to verify the accuracy of any statement, invoice, payment, calculation or determination made pursuant to the provisions of this Agreement for any calendar Year within two calendar Years following the end of such calendar year. If any such examination shall reveal, or if either Party shall discover, any error or inaccuracy in its own or the other Party’s statement, invoice, payment, calculation or determination, then proper adjustment and correction thereof shall be made as promptly as practicable thereafter, except that no adjustment or correction shall be made if more than three Years have elapsed since the error or inaccuracy occurred. No payments required to be made under this Agreement shall be delayed because of any such pending examinations; all invoices shall be paid when due and after completion of the audit, any errors or inaccuracies will be adjusted consistent with this Section 8.06.

8.07 Set Off Rights. If any amount (other than amounts being disputed in good faith pursuant to Section 8.05) becomes due and payable pursuant to the terms of this Agreement and has not been paid by the Party required to pay the same (each, an “Outstanding Amount”), the other Party may set off the Outstanding Amount against any amounts owed or to become owing by such other Party pursuant to this Agreement to the Party that has failed to pay the Outstanding Amount.

Article IX. Title Transfer Point, Risk of Loss,

Indemnification, Liabilities and Liquidated Damages

9.01 Title Transfer Point. Seller’s physical delivery of the Contract Volume hereunder shall be at the intersection of the Feeder Line and the CO2 Facility, located at the boundary of the Site upstream of the CO2 Facility (“Title Transfer Point”). Title to and ownership of the Contract Volume shall pass to and vest in Buyer at the time the Contract Volume passes through the Title Transfer Point.

9.02 Risk of Loss. As between Buyer and Seller:

(a)	Upstream of Title Transfer Point. Prior to the delivery of the Contract Volume to Buyer at the Title Transfer Point and at all points upstream of the Title Transfer Point, Seller (i) shall be in exclusive possession and control of the Contract Volume; (ii) shall be responsible for and shall assume all risk and liability for any loss of such Contract Volume and Damages caused thereby; (iii) shall be responsible for any Damages arising from the ownership and operation of the Fertilizer Plant and the Feeder Line; and (iv) shall be responsible for any Damages arising from the delivery of the Contract Volume to Buyer at the Title Transfer Point.

(b)

Downstream of Title Transfer Point. Subject to Section 9.02(c), following the delivery of the Contract Volume to Buyer at the Title Transfer Point and at all points downstream of the Title Transfer Point, Buyer (i) shall be in exclusive possession and control of the Contract Volume; (ii) shall be responsible for and shall assume all risk and liability for any loss of such Contract Volume and Damages caused thereby; (iii) shall be responsible for any Damages arising from the ownership and operation of the CO2 Facility and the Pipeline; and (iv) shall be responsible for any Damages arising from the receipt of delivery of the Contract Volume to Buyer at the Title Transfer Point.

(c)	Downstream of Coffeyville Tie-In. Following the delivery of any Redelivered Volumes to Seller at any Coffeyville Tie-In and at all points downstream of such Coffeyville Tie-In, Seller (i) shall be in exclusive possession and control of such Redelivered Volumes; (ii) shall be responsible for and shall assume all risk and liability for any loss of such Redelivered Volumes and Damages caused thereby; (iii) shall be responsible for any Damages arising from the ownership and operation of the pipeline and other equipment and facilities downstream of the Coffeyville Tie-In; and (iv) shall be responsible for any Damages arising from the receipt of such Redelivered Volumes to Seller at any Coffeyville Tie-In.

9.03 Indemnification. As between the Parties hereto:

(a)

Seller shall indemnify, protect, defend and hold Buyer, its Affiliates and their respective officers, managers, members, employees, agents, attorneys, consultants, contractors and subcontractors harmless against all Damages arising out of, resulting from, or caused by (i) the ownership, operation or maintenance of the Fertilizer Plant, (ii) the ownership, operation or maintenance of the Feeder Line, (iii) the Contract Volume until same shall have been delivered to Buyer at the Title Transfer Point, (iv) any pipeline and other equipment and facilities downstream of any Coffeyville Tie-In, and (v) the receipt or use of any portion of the Redelivered Volumes following its delivery to Seller at any Coffeyville Tie-In.

(b)

Buyer shall indemnify, protect, defend and hold Seller, its Affiliates and their respective officers, managers, members, employees, agents, attorneys, consultants, contractors and subcontractors harmless against all Damages arising out of, resulting from, or caused by (i) the ownership, operation or maintenance of the CO2 Facility, (ii) the ownership, operation or maintenance of the Pipeline, (iii) the ownership, operation or maintenance of the Fields, and (iv) the receipt or use of the Contract Volume following its delivery to Buyer at the Title Transfer Point (except as otherwise provided in Section 9.03(a)(iv) or Section 9.03(a)(v)).

(c)	Each Party (the “Indemnifying Party”) shall indemnify, protect, defend and hold harmless the other Party, its Affiliates and their respective officers, managers, members, employees, agents, attorneys, consultants, contractors and subcontractors (the “Indemnified Parties”) from and against all Damages arising out of, resulting from, or caused by (i) any misrepresentation or breach of any representation or warranty contained in this Agreement on the part of the Indemnifying Party, (ii) any nonfulfillment or breach of any agreement or covenant under or pursuant to this Agreement on the part of the Indemnifying Party, and (iii) the negligence, gross negligence or willful misconduct of the Indemnifying Party, its Affiliates and their respective officers, managers, members, employees, agents, attorneys, consultants, contractors and subcontractors.

(d)	The Indemnifying Party shall indemnify, protect, defend and hold harmless the Indemnified Parties from and against all Personal Injuries to the employees of the Indemnifying Party while on property controlled by, and with the permission of, the Indemnified Parties, except to the extent caused by the negligence of the Indemnified Parties. “Personal Injuries” means any losses, damages, injuries, costs, liabilities, expenses, disbursements, Taxes and damages incurred in connection with any demands, claims, causes of action, actions, proceedings, lawsuits, suits, and judgments or risk or liability therefore, including interest, penalties, reasonable attorneys’ fees, disbursements, expenses, costs, and costs of investigation incurred as a result thereof, but only to the extent they relate to, bodily injury to or death of a natural person.

9.04 Waiver of Consequential and Punitive Damages. Notwithstanding anything in this Agreement to the contrary, but without limiting Chaparral’s rights to Liquidated Damages hereunder, in no event shall one Party ever be liable to the other Party, and each Party hereby waives and releases the other Party, with respect to any claim arising out of or relating to this Agreement for any lost or prospective profits or any special, consequential, incidental, indirect, punitive or exemplary losses or damages (in tort, contract or otherwise) under or in respect hereto howsoever caused, whether or not arising from such Party’s sole, joint or concurrent negligence; provided, the foregoing limitation will not apply to claims by third parties (which include such damages) that are covered by the express indemnities contained in this Agreement.

9.05 Liquidated Damages: In the event all three of the following conditions occur, then Coffeyville shall pay Chaparral, as Chaparral’s sole and exclusive remedy in such event, notwithstanding anything in this Agreement to the contrary, liquidated damages in the amount described in Schedule 9.05 (“Liquidated Damages”): (a) there is a Shut Down hereunder; (b) such Shut Down results in termination of this Agreement (subject to Section 9.06 below); and (c) such Shut Down occurs during the first four Contract Years of this Agreement.

9.06 Right to Restart: Notwithstanding Section 9.05:

(a)

This Agreement will automatically be revived and restarted (a “Restart”) in the event either the Fertilizer Plant recommences operations, or Coffeyville is otherwise able to produce CO2 at the Fertilizer Plant, following a Shut Down, in each case, to the extent such Restart occurs within 24 Months following termination of the Agreement. Effective upon such a Restart: (i) this Agreement shall then immediately be revived on a go-forward basis only, as if the Agreement had never been terminated; (ii) operational and all other requirements of this Agreement imposed on the Parties shall again be in full force and effect on a go-forward basis; (iii) if Chaparral received any Liquidated Damages as a result of the Shut Down, then Chaparral shall unwind such Liquidated Damages payment, and accordingly repay the Liquidated Damages amount to Coffeyville; and (iv) if the Restart occurs six Months or more following the Shut Down, then commencing with the Restart, Chaparral’s obligation to pay the Contract Price will be suspended for a period of six Months, provided that if any portion of the Shut Down occurs during the first 10 Contract Years of this Agreement then Chaparral’s obligation to pay the Contract Price will be suspended for a period time equivalent to the time period of such Shut Down; and (v) the Parties shall reasonably work together to resolve any other issues with respect to the Shut Down and Restart, including adjustments to the Minimum Volume requirements during the time period between the Shut Down and the Restart.

(b)

This Agreement will, at Chaparral’s election in the exercise of its sole discretion, be revived and restarted (an “Optional Restart”) in the event either the Fertilizer Plant recommences operations, or Coffeyville is otherwise able to produce CO2 at the Fertilizer Plant, following a Shut Down, in each case, to the extent such Restart occurs in excess of the time period listed in Section 9.06(a). Effective upon such an Optional Restart, then the provisions of Section 9.06(a)(i) – (v) will apply; provided, with respect to Section 9.06(a)(iii), Chaparral shall only partially unwind such Liquidated Damages payment and accordingly only partially repay the Liquidated Damages amount to Coffeyville in an amount equal to that not actually utilized to keep Chaparral whole as a result of the Shut Down.

Article X. Insurance

10.01 Coverages. Each Party shall procure and maintain during the Term the insurance coverages set forth on Schedule 10.01.

10.02 Certificates; Proof of Loss. On or before the Effective Date, each Party shall furnish certificates of insurance to the other Party evidencing the insurance required of such Party pursuant to this Agreement.

Article XI. Taxes, Carbon Credits and Incremental Costs

11.01 Tax Liability. As between the Parties,

(a)

Seller shall be solely responsible for all (i) Taxes arising from any portion of the Contract Volume other than the Sales Volume, (ii) Taxes arising from its conduct as the owner and operator of the Fertilizer Plant and the Feeder Line, and (iii) CO2 Tax arising from any portion of the Contract Volume.

(b)

Buyer shall be solely responsible for all (i) Taxes arising from any portion of the Sales Volume; (ii) Taxes arising from its conduct as the owner and operator of the CO2 Facility and the Pipeline, and (iii) Oil and Gas Tax related to any portion of the Sales Volume or any of the Fields.

(c)	Liability for Taxes with respect to the Site shall be addressed in the Lease.

(d)	All other Taxes shall be the responsibility of the Party having the legal liability for such Tax under Applicable Laws.

To the extent applicable to any Taxes to be borne by a Party hereunder, such Party may furnish a properly executed direct payment certificate or an exemption certificate in lieu of such Taxes.

11.02 Carbon Credits. The Parties anticipate that Carbon Credits may be generated by, arise from or otherwise be created in connection with the Sales Volume. To the extent Carbon Credits are so generated or created, all Carbon Credits shall be apportioned as follows:

(a)	All Carbon Credits generated on the first 640,000 tons of the Sales Volume per Contract Year shall be transferred to Coffeyville, or reserved or withheld by Coffeyville;

(b)	All Carbon Credits generated on the next 160,000 tons of the Sales Volume per Contract Year shall be transferred to Chaparral, or reserved or withheld by Chaparral; and

(c)	All Carbon Credits generated on any Sales Volume in excess of 800,000 tons per Contract Year shall be transferred to, or reserved or withheld by, the Parties in accordance with the following percentages: 80% to Coffeyville, and 20% to Chaparral.

11.03 Carbon Credits in Event of a Penalty. The Parties contemplate that Chaparral’s conduct pursuant to this Agreement, including the actions of injecting the Sales Volume into the Fields, may result in Coffeyville avoiding a Penalty. To the extent such Penalty is legally transferred to Chaparral as a result of Chaparral’s purchase or otherwise taking of the Sales Volume, then notwithstanding the other provisions of this Article XI, and only to the extent necessary to offset such Penalty, all Carbon Credits shall be transferred to Chaparral and Chaparral shall be responsible for all Section 11.08(a) costs and expenses therefore.

11.04 Transfer of Value in Lieu of Credit Transfer. In the event operation of Applicable Law either prevents the actual transfer of Carbon Credits from one Party to the other Party, or prevents or precludes one Party from utilizing or otherwise recognizing value from the Carbon Credits, in each case as contemplated pursuant to Section 11.02 and/or Section 11.03, or a similar restriction is imposed on one Party over which such Party has no control, then the Parties agree to transfer the equivalent market value of such Carbon Credits, utilizing a methodology to be determined by the Parties and set forth on Schedule 11.04, and the Parties consent to the development and finalization of such schedule within 6 months of execution of this Agreement or as soon as reasonably possible thereafter.

11.05 Filing and Reservation; Exchange of Information. Each Party agrees to cooperate with the other Party to file for, reserve or quantify the Carbon Credits, including providing all information to the other Party that is necessary to measure, monitor, verify, certify, register and market the same or otherwise have the same approved.

11.06 MMV Agent. Each party agrees to be responsible for establishing and maintaining one or more agents for purposes of measuring, monitoring, verifying, certifying, registering and marketing its share of Carbon Credits (including any costs thereof) (each, a “MMV Agent”); provided, the Parties may mutually agree to establish a single MMV Agent for one or more reasons, including maximizing cost efficiencies.

11.07 Liability of Emitter; First Right to Purchase. In the event that Coffeyville or its Affiliates are subject to a Penalty on account of what would be (absent Chaparral’s obligations under this Agreement) Coffeyville’s emission of the Contract Volume, then Coffeyville shall have the first right, but not the obligation, to elect, once for each Calendar Year, within at least two Months following the end of such Calendar Year, to purchase all Carbon Credits belonging to Chaparral hereunder, for such Calendar Year, at a price that is 75% of the then-market price (as determined pursuant to Section 11.04) for such Carbon Credits.

11.08 Incremental Costs.

(a)	All costs and expenses associated with monitoring, measuring, verifying, certifying, registering and marketing Carbon Credits hereunder shall be apportioned in the same manner as the Carbon Credits.

(b)

In the event Chaparral’s proportionate share of any costs and expenses described in Section 11.08(a) exceed the value to Chaparral of Chaparral’s proportionate share of the revenues from such Carbon Credits, then Chaparral may put such

Carbon Credits to Coffeyville at a price of $0 and all such costs and expenses associated with such Carbon Credits shall be put to Coffeyville in like manner.

(c)	Notwithstanding the foregoing, in the event all or any portion of Chaparral’s Carbon Credits are put to Coffeyville pursuant to Section 11.08(b), and Coffeyville’s proportionate share (which may be 100%) of any costs and expenses described in Section 11.08(a) exceed the value to Coffeyville of the revenues or benefits from such Carbon Credits, then Coffeyville may, in its sole discretion, direct all Parties and the MMV Agent(s) to cease the creation of all or any portion of such Carbon Credits by cessation of the necessary monitoring, measuring, verifying, certifying or registering activities.

11.09 Section 45Q Credits. The Parties anticipate that Section 45Q Credits may be generated by, arise from or otherwise be created in connection with the Sales Volume. All Section 45Q Credits shall belong 100% to, or otherwise be retained by Coffeyville, and all other provisions in Sections 11.03 through 11.08 shall be equally applicable to the Section 45Q Credits so long as all benefits generated by and expenses mentioned in such other provisions shall also belong 100% to, or otherwise be retained by Coffeyville. To the extent Chaparral is required to incur any additional expenses as a result of Coffeyville seeking to obtain Section 45 Credits, and such expenses are above and beyond that which Chaparral is required to incur for purposes of the Carbon Credits or the EOR Credits, then Coffeyville agrees to reimburse Chaparral, at its actual cost without markup, for any such expenses; provided such expenses are approved in advance by Coffeyville, such approval not to be unreasonably withheld.

11.10 EOR Incentives. Notwithstanding anything to the contrary in this Agreement, to the extent a Governmental Authority provides tax incentives, credits, refunds, abatements or other remunerations related to using CO2 specifically for the purpose of enhanced oil recovery or recovery of any natural resource, including a credit or other benefit associated with an Oil and Gas Tax, but excluding Section 45Q Credits (collectively, “EOR Credits”), and any Party to this Agreement can secure all or a portion of such EOR Credits, then 100% of such EOR Credits shall be conveyed to, or otherwise be retained by Chaparral, and all other provisions in Sections 11.03 through 11.08 shall be equally applicable to the EOR Credits so long as all benefits generated by and expenses mentioned in such other provisions shall also belong 100% to, or otherwise be retained by Chaparral. To the extent Coffeyville is required to incur any additional expenses as a result of Chaparral seeking to obtain EOR Credits, and such expenses are above and beyond that which Coffeyville is required to incur for purposes of the Carbon Credits or Section 45Q Credits, then Chaparral agrees to reimburse Coffeyville, at its actual cost without markup, for any such expenses; provided such expenses are approved in advance by Chaparral, such approval not to be unreasonably withheld.

Article XII. Representations and Warranties

12.01 Mutual Representations and Warranties. As of the Effective Date, each Party represents and warrants to the other Party as described below.

(a)	Organization. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. It has the requisite power and authority to own, lease and operate its properties and to carry on its Business as now being conducted. It is duly qualified and in good standing to do business in the State of Kansas and elsewhere as may be required to carry out its obligations under this Agreement. It has all regulatory authorizations necessary for it to legally perform its obligations under this Agreement.

(b)	Authorization. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, are within its powers, have been duly authorized by all necessary corporate or limited liability company action on the part of it, and do not, in any material respect, violate any of the terms and conditions of its organizational documents, any material contracts to which it is a party, or any Applicable Laws.

(c)	Binding Agreement. This Agreement has been duly executed and delivered by it, and constitutes (assuming the due authorization, execution and delivery by the other Party) the legal, valid and binding agreement of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, Applicable Laws affecting creditors’ rights generally, the exercise of judicial discretion in accordance with general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), or by an implied covenant of good faith and fair dealing.

(d)	Not Bankrupt. It is not Bankrupt and there are no proceedings pending or being contemplated by it or, to its Knowledge, threatened against it which would result in it being or becoming Bankrupt.

(e)	No Breach. No Event of Default with respect to it has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.

(f)	No Coercion. It is acting for its own account. It has made its own independent decision to enter into this Agreement and, as to whether this Agreement is appropriate or proper for it based upon its own judgment, it is not relying upon the advice or recommendations of the other Party in so doing and it is capable of assessing the merits of and understanding (and hereby understands and accepts) the terms, conditions, provisions, and risks of this Agreement.

(g)	No Consent Required. Except for any building permit needed in Coffeyville, Kansas, and any additional Environmental Permits required, no consent, approval, order or authorization of or by, or registration, declaration or filing with, any Person or Governmental Authority is required by or with respect to it in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions contemplated by or provided for in this Agreement.

(h)	Capacity and Ability. It has entered into this Agreement in connection with the conduct of its Business and, with respect to Seller, it has the capacity or ability to produce the Contract Volume, and with respect to Buyer, it has the capacity or ability to take delivery of the Contract Volume for the uses contemplated by this Agreement.

(i)	Insurance. It has in force and effect every necessary policy of insurance in order to comply with the insurance requirements of Article X of this Agreement, and to its Knowledge, there is no occurrence or any event which (with notice or lapse of time or both) would constitute a breach or default of any such policy or permit termination, modification or acceleration of any such policy.

12.02 Seller Representations and Warranties. As of the Effective Date and during the Term, Seller represents and warrants to Buyer as described below.

(a)	Fertilizer Plant Operation. The Fertilizer Plant has the capability of producing the Contract Volume under normal operations.

(b)	Warranties of Deliverability. Seller will deliver the Contract Volume consistent with the Quality Specifications and Pressure Requirements.

(c)	Title. Except as set forth on Schedule 12.02(c), (i) Seller has good and marketable title to the Site, free and clear of all Liens (other than Permitted Liens) that, in the aggregate, would materially affect the value thereof or materially interfere with the use made or to be made thereof by Buyer, and (ii) Seller has good and marketable title to the Contract Volume, free and clear of all Liens (other than Permitted Liens) that, in the aggregate, would materially affect the value thereof or materially interfere with the production of the Contract Volume by Seller.

(d)	Necessary Acts. All acts necessary to the valid execution, delivery and performance of this Agreement have been or will be taken and performed as required under Applicable Laws applicable to Seller. Specifically, and by way of example and not limitation, Seller represents and warrants that the person executing this Agreement has the valid authority to bind Seller, and the Term does not extend beyond any applicable limitation imposed by relevant governing documents.

(e)	No Third Party Sales. Except for the Not Taken Volumes and the Permanently Released Volumes, Seller will not engage in third party sales of the Contract Volume or any portion thereof.

(f)	Resolution of Linde Issue. With respect to that certain Amended and Restated On-Site Product Supply Agreement dated June 1, 2005, as amended (“Linde Agreement”) between Coffeyville and Linde, Inc. (“Linde”):

(i)	Linde has the right to participate in Coffeyville’s proposed sale of the Contract Volume on the terms provided in the Linde Agreement;

(ii)

Coffeyville considered that certain CO2 PSA Term Sheet signed by the Parties dated October 11, 2010 as a Bona Fide Offer under the Linde Agreement, and provided the requisite notice of the same to Linde;

(iii)	Linde has elected to accept the Bona Fide Offer under the Linde Agreement; and

(iv)	Linde’s rights and obligations with respect to the Contract Volume are derivative of Coffeyville’s rights and obligations under this Agreement, and will be addressed in a separate agreement by and among Coffeyville and Linde.

(g)	Permits. It possesses, and is in material compliance with, all material Permits required to conduct its Business as now being conducted, and all of such Permits are valid and in full force and effect.

(h)	No Violation of Law. It is not in violation in any material respect of and has not been given notice or been charged with any violation in any material respect of, any Applicable Laws of any Governmental Authority.

12.03 Buyer Representations and Warranties. As of the Effective Date and during the Term, Buyer represents and warrants to Seller as described below.

(a)	Necessary Acts. All acts necessary to the valid execution, delivery and performance of this Agreement have been or will be taken and performed as required under Applicable Laws applicable to Buyer; specifically, and by way of example and not limitation, Buyer represents and warrants that the person executing this Agreement has the valid authority to bind Buyer, and the Term does not extend beyond any applicable limitation imposed by relevant governing documents; and

(b)

CO2 Facility and Pipeline Operations. Chaparral has the capability to, and will unless provided otherwise in this Agreement, (i) purchase and accept the Sales Volume, (ii) compress, pump, and measure (and dehydrate or purify as necessary) the Sales Volume and Redelivered Volumes, (iii) deliver the Sales Volume into the Pipeline for transportation to the Fields, and (iv) deliver the Redelivered Volumes into the Pipeline for transportation to a Coffeyville Tie-In as provided in this Agreement.

(c)

Title. Except as set forth on Schedule 12.03(c), Buyer has or will have, upon construction, good and marketable title to the CO2 Facility and the Pipeline, free and clear of all Liens (other than Permitted Liens) that, in the aggregate, would materially affect the value thereof or materially interfere with the use made or to be made thereof by Buyer.

(d)	Permits. It possesses, and is in material compliance with, all material Permits required to conduct its Business as now being conducted, and all of such Permits are valid and in full force and effect.

(e)	No Violation of Law. It is not in violation in any material respect of and has not been given notice or been charged with any violation in any material respect of, any Applicable Laws of any Governmental Authority.

Article XIII. Covenants

13.01 Mutual Covenants of Parties. Each Party hereby covenants and agrees that, during the Term, unless otherwise expressly contemplated by this Agreement or consented to in writing by the other Party, that it will, consistent with past practice:

(a)	operate its Business in the usual and ordinary course, and use its reasonable efforts to preserve substantially intact its business organization and maintain its rights and ongoing operations;

(b)	use its reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted;

(c)	use its reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; and

(d)	operate its Business in all material respects in compliance with all Applicable Laws.

13.02 Good Industry Practices. Seller hereby covenants and agrees that it will maintain and operate the Fertilizer Plant and Feeder Line pursuant to Good Industry Practices and in such a manner so as to maintain reasonably consistent deliveries of the Contract Volume to Buyer. Buyer hereby covenants and agrees that it will maintain and operate the CO2 Facility and Pipeline pursuant to Good Industry Practices and in such a manner so as to receive and transport the Contract Volume to the North Burbank Unit for underground injection.

13.03 Intellectual Property. Each Party hereby covenants and agrees that rights to Intellectual Property developed, utilized or modified in the scope of a Party’s activities hereunder shall remain the property of such Party. All such rights to the CO2 Facility, the Pipeline, systems, processes and methods used by Buyer in fulfilling its commitments and obligations under this Agreement shall remain the property of Buyer, and Seller shall not acquire any rights to any of Buyer’s Intellectual Property that may be used in connection with Buyer’s activities hereunder; provided that, rights to any Intellectual Property developed, utilized or modified in the scope of Buyer’s activities hereunder that directly relate to equipment, systems, processes and methods used upstream of the Title Transfer Point shall be the property of Seller. All such rights to the Fertilizer Plant, the Feeder Line, systems, processes and methods used by Seller in fulfilling its commitments and obligations under this Agreement shall remain the property of Seller, and Buyer shall not acquire any rights to any of Seller’s Intellectual Property that may be used in connection with Seller’s activities hereunder; provided that, rights to any Intellectual Property developed, utilized or modified in the scope of Seller’s activities hereunder that directly relate to equipment, systems, processes and methods used downstream of the Title Transfer Point shall be the property of Buyer.

13.04 No Other Negotiations. Except for Permanently Released Volumes, Seller covenants and agrees that it will, and will cause its respective representatives to, immediately cease any existing discussion or negotiation with any Persons (other than Buyer) conducted prior to the Effective Date with respect to any proposed, potential or contemplated sale or other disposition of the Contract Volume. Except for Not Taken Volumes and Permanently Released Volumes, Seller covenants and agrees that it will refrain, and will cause each representative of the Seller to refrain, from taking, directly or indirectly, any action (a) to solicit or initiate the submission of any proposal or indication of interest relating to a sale or other disposition of the Contract Volume with any Person (other than Buyer), (b) to participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or that may reasonably be expected to lead to, a sale or other disposition of the Contract Volume (or any proposal or indication of interest relating thereto) with any Person (other than Buyer), or (c) to authorize, engage in, or enter into any agreement or understanding (other than with Buyer) with respect to a sale or other disposition of the Contract Volume (or any proposal or indication of interest relating thereto).

13.05 Confidentiality. During the Term, and continuing for a period of two years thereafter, the Parties agree to comply with the confidentiality and non-use obligations described below.

(a)	Each Party hereby covenants and agrees that it will keep strictly confidential and not directly or indirectly reveal, report, publish, disclose or transfer this Agreement, any provisions of this Agreement (including the amount of the Contract Price), and all information disclosed or contemplated to be disclosed by each with respect to the other in connection with this Agreement and the negotiations preceding this Agreement (collectively, the “Confidential Information”) other than such Party’s Affiliates and their respective officers, directors, managers, members, employees, agents, attorneys, consultants, contractors and subcontractors (collectively, “Representatives”).

(b)	Notwithstanding the foregoing limitations in this Section 13.05, no Party to this Agreement will be required to keep confidential or return any Confidential Information to the extent such information (i) is known or available through other lawful sources not bound by a confidentiality agreement with the disclosing party, (ii) is or becomes publicly known or generally known in the industry through no fault of (x) the receiving party or its Representatives or (y) third parties that, to the disclosing party’s Knowledge, have an obligation to maintain confidentiality of such information, (iii) is developed by the receiving party or its Representatives independently of the disclosure by the disclosing party without reliance on or reference to the Confidential Information, (iv) is required to be disclosed pursuant to Applicable Laws (including securities laws of any jurisdiction and rules and regulations of any applicable stock exchange), subject to the requirements of Section 13.05(d) below, or (v) relates solely to any Taxes aspect or consequence of the transactions contemplated by this Agreement.

(c)

The Parties agree that: (i) as between the Parties, all Confidential Information remains the exclusive property of the disclosing party; (ii) the receiving party will use the Confidential Information solely in connection with the Agreement, and for no other reason; (iii) the receiving party will ensure that any Representatives to whom the Confidential Information is disclosed are directed to abide by the confidentiality and non-use restrictions set forth in this Agreement, and will be responsible for any breach of such obligations by such Representatives; and (iv) the receiving party will protect the Confidential Information of the disclosing party to the same extent the receiving party protects its own like trade secrets and confidential information, but in no event will the receiving party use less than commercially reasonable care.

(d)	If a receiving party receives a request or is required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, or is otherwise required by Applicable Law to disclose any part of the Confidential Information, then the receiving party agrees to (i) to the extent legally permitted, immediately notify the disclosing party in writing of the existence, terms and circumstances surrounding such a request or requirement, and (ii) assist the disclosing party in seeking a protective order or other appropriate remedy satisfactory to the disclosing party (at the expense of the disclosing party). If such protective order or other remedy is not obtained (or the disclosing party waives compliance with the provisions hereof), then (x) the receiving party may disclose that portion of the Confidential Information it is legally required to disclose, (y) the receiving party will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information to be disclosed, and (z) to the extent legally permitted, the receiving party will give written notice to disclosing party of the information to be so disclosed as far in advance of its disclosure as commercially reasonably practicable.

(e)	The Parties acknowledge and agree that, in the event of any breach or threatened breach of this Section 13.05 by either Party or its Representatives, the other Party may be irreparably harmed and may not be made whole by monetary damages recoverable under this Agreement. Accordingly, in addition to any other remedy to which a Party may be entitled pursuant to this Agreement, and notwithstanding any other provision in this Agreement, a Party shall be entitled to seek an injunction to prevent breaches or threatened breaches of, or to compel specific performance of, the provisions of this Section 13.05.

(f)	Upon termination of this Agreement, and only upon the request of the disclosing party, the receiving party will, and will direct its Representatives to, promptly return to the disclosing party all originals and copies of the disclosing party’s Confidential Information and any materials or data containing or derived therefrom, including hard copy and electronic records, and will purge from all computer storage devices (to the extent reasonably practicable) any image or copies of such Confidential Information, materials or data; provided the receiving party and its Representatives may retain one copy of Confidential Information to the extent required to comply with legal, regulatory or fiduciary obligations, subject to such party’s continuing obligations under this Agreement.

13.06 No Inconsistent Action. Each Party hereby covenants and agrees that it will not take any action which is materially inconsistent with its obligations under this Agreement, that would cause any representation to be untrue or misleading, that would make it impossible or impracticable for a condition herein to be satisfied, or that would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

13.07 Permits. Each Party hereby covenants and agrees that it will maintain all material Permits that continue to be necessary in order for it to continue to conduct the Business as it is currently conducted in full force and effect, and will timely file all reports, statements, renewals applications and other filings that are required to keep such Permits in full force and effect, and will timely pay all fees and charges in connection therewith that are required to keep such Permits in full force and effect.

13.08 Update Permitted Liens. At least 90 Days, but no more than 120 Days prior to the Start Date, Chaparral will prepare and deliver to Coffeyville an updated Schedule 12.03(c), disclosing all Permitted Liens that would have been disclosed had they been known as of the Effective Date. The updated Schedule 12.03(c) will not reveal the occurrence or existence of any fact, event or condition not disclosed on Schedule 12.03(c) as of the Effective Date that has caused or is expected to cause a material adverse effect on either Party’s rights, duties or obligations pursuant to this Agreement.

13.09 Further Actions. Each Party hereby covenants and agrees that it will use all reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under Applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using all reasonable efforts to obtain all Permits as are necessary for the consummation of transactions contemplated herein and, to the extent reasonably requested by the Party entitled to a majority of any category of credits hereunder, taking all reasonable action for a Party to obtain the benefit of any credit that it is entitled to pursuant to this Agreement. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, each Party and the proper officers, directors and managers of each Party to this Agreement will use all reasonable efforts to take all such action.

Article XIV. Force Majeure

14.01 Force Majeure. In the event it is impracticable for either Party, wholly or in part, by reason of Force Majeure, to carry out its obligations under this Agreement (other than the obligation to make payments of any monies due hereunder), the obligations of the Parties to the extent affected by such Force Majeure shall be suspended; and the Party affected by the event of Force Majeure shall give prompt notice of the extent and expected duration of the Force Majeure and the particulars thereof as promptly as possible and confirm any such notice in writing. Any Party affected by Force Majeure shall use reasonable diligence to remedy any Force Majeure situation.

14.02 Force Majeure Defined. The term “Force Majeure” as employed herein means acts of God, by the elements, strikes, lockouts, differences with workmen, or other industrial or labor disturbances, act of the public enemy, wars, military operations, national emergency, insurrections, riots, lightning, earthquakes, fires, storms, floods, high water, washouts, restraints of government, federal or State, civil or military and of people, acts or restrictions of civil or military authority or governmental offices acting under some chain of authority, by any governmental regulations, or any Applicable Law, or action of any court of the federal, state or local government, civil disturbances, explosions, regularly scheduled turnarounds, breakage or accident to machinery, equipment, tankage or lines of pipe, the necessity or desirability for making repairs to or alterations or maintenance of machinery, equipment, tankage or lines of pipe, loss of redelivery point, equipment or facility breakdown, freezing of wells or of pipelines, wellbore failures, uncontrolled surfacing of CO2, and any cause or causes, whether the kind enumerated or otherwise, not reasonably within control of the Party claiming suspension in which by the exercise of reasonable diligence such Party will be unable wholly or in part to prevent or overcome. Such term shall likewise include: (a) in those instances where either Party hereto is required to obtain servitudes, rights-of-way grants, Permits to enable such Party to perform hereunder, the inability of such Party to acquire, or the delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants or Permits, and (b) in those instances where either Party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure Permits to enable such Party to perform hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies or Permits; provided, however, the term “Force Majeure” does not mean or include any cause which by the exercise of reasonable diligence the Party claiming suspension could overcome. Settlement of strikes, lockouts or other labor disputes shall be entirely within the discretion of the Party having the difficulty and the above requirement that any Force Majeure must be remedied with all reasonable dispatch and must not be a cause which can be prevented by the exercise of reasonable diligence shall not require the settlement or prevention of strikes, lockouts or other labor disputes by acceding to the demand of opposing parties when such course is inadvisable in the sole discretion of the Party having the difficulty.

14.03 Extended Force Majeure. If, after deliveries have commenced hereunder, an event of Force Majeure affects the amounts of deliveries by Seller or the receipts by Buyer for a consecutive period of 180 Days, then, at any time after such period but prior to the time such event has been remedied, the other Party may, upon prior notice to the Party claiming Force Majeure and without further liabilities as to either Party hereunder, terminate this Agreement.

Article XV. Defaults and Remedies

15.01 Events of Default. Any one or more of the following events shall constitute an “Event of Default” by a Party:

(a)	Failure or refusal to pay when due any sum when required by this Agreement to be paid by such Party pursuant to this Agreement;

(b)

Unless due to Force Majeure, failure by Coffeyville to tender and deliver to Chaparral either (i) at least 50% of the Monthly Minimum Volume for any six Months (to be calculated on a Monthly basis) out of any period of 12 consecutive

Months, or (ii) at least 25% of the Monthly Minimum Volume for a period of 60 consecutive Days;

(c)	Unless due to Force Majeure, failure by Chaparral to purchase and accept either (i) at least 50% of the Monthly Minimum Volume for any six Months (to be calculated on a Monthly basis) out of any period of 12 consecutive Months, or (ii) at least 25% of the Monthly Minimum Volume for a period of 60 consecutive Days;

(d)	Unless due to Force Majeure, and except as provided in subsections (b) and (c) directly above, failure or refusal to observe, perform or otherwise comply with any other covenant, condition or agreement to be observed, performed or complied with by such Party pursuant to this Agreement, the Lease, an Easement, an Assignment, or other agreement between the Parties;

(e)	Any representation or warranty made or deemed made by or on behalf of such Party in this Agreement or in any Exhibit or Schedule to this Agreement shall prove to have been incorrect, in any material respect, when made or deemed made; or

(f)	Such Party is Bankrupt.

15.02 Notice as Precondition to Remedies. As a precondition to pursuing any Remedies for an alleged Event of Default by a Party, the other Party (the “Notifying Party”) shall, before pursuing any Remedies, give notice of default in writing (“Notice of Default”) to the allegedly defaulting party. Each Notice of Default shall specify in detail the alleged Event of Default.

15.03 Right to Cure Defaults.

(a)	Except for the Event of Default described in Section 15.01(a) and (f), the alleged defaulting party shall have 30 Days after the Notice of Default is given by the Notifying Party to cure the Event of Default; provided that if the failure is not reasonably capable of cure within such 30 Days, then the alleged defaulting party shall diligently pursue the cure in good faith and the Parties shall agree on a reasonable time period for such cure but, in the absence of such an agreement, the alleged defaulting party shall not be afforded more than 60 Days after the Notice of Default is given by the Notifying Party to cure the Event of Default.

(b)	For the Event of Default described in Section 15.01(a), the alleged defaulting party shall have 15 Days after the Notice of Default is given by the Notifying Party to cure the Event of Default.

15.04 Remedies. If any Event of Default by the allegedly defaulting party shall remain uncured after the time period allowed for cure in Section 15.03, the Notifying Party shall be entitled to exercise any rights and remedies provided by law or equity, and may specifically exercise one or more of the following rights and remedies, all of which are cumulative and not alternative:

(a)	seek and receive injunctive relief or a decree of specific performance;

(b)	suspend all performance of its own obligations hereunder; provided that if Chaparral is the Notifying Party and is continuing to receive any portion of the Contract Volume at the Title Transfer Point, then Chaparral may not so suspend payment for Sales Volumes actually taken at the Measurement & Pricing Point; and

(c)	terminate this Agreement upon written notice to the allegedly defaulting party, such termination not constituting a waiver of any other remedy to which the Notifying Party may be entitled pursuant to this Agreement (including, if applicable, the Liquidated Damages).

15.05 Reasonableness of Liquidated Damages and Exclusive Remedies. The Parties acknowledge and agree that the terms, conditions and amounts fixed as Liquidated Damages and exclusive remedies in this Agreement are reasonable, considering the loss of revenues and the actual costs that either Party will incur if the other Party fails to satisfy the delivery and take obligations (as applicable) set forth in this Agreement. The amounts and terms of such Liquidated Damages and exclusive remedies are agreed upon and fixed hereunder by the Parties because of the difficulty of ascertaining the exact amount of losses and/or costs that will be actually incurred by Buyer or Seller in such event, and the Parties hereby agree that all such amounts are a reasonable estimate of Buyer’s or Seller’s probable loss (and are not a penalty) and that such amounts shall be applicable regardless of the amount of such lost revenues and increased costs actually incurred by such Party.

15.06 Termination. In addition to the Party’s termination rights pursuant to Section 15.04(c), this Agreement may be terminated at any time by mutual written agreement of the Parties.

15.07 Effect of Expiration or Termination. If this Agreement expires or is terminated as provided for in this Agreement, then all obligations under this Agreement will terminate and no Party hereto will have any liability in respect of the expiration or termination of this Agreement; provided that expiration or termination of this Agreement for any reason shall not affect or relieve:

(a)	The Parties’ confidentiality obligations under this Agreement;

(b)	Each Party’s payment obligations with respect to amounts due under this Agreement that are attributable to periods prior to such expiration or termination;

(c)	Any Party’s indemnification obligations under this Agreement;

(d)	Either party from liability for any willful breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such expiration or termination;

(e)	A Party from liability for fraud, in which case the other Party will be entitled to exercise all remedies available under law or equity; and

(f)	Any other obligations of either Party which by their nature are to be performed after the expiration or termination of this Agreement.

Article XVI. Time Schedules

16.01 Anticipated Start Date. On or following the Effective Date and at least 15 Months prior to the anticipated Start Date, Chaparral will provide Coffeyville with a written notice specifying its good faith estimate of the anticipated Start Date, which Coffeyville may rely upon for purposes of establishing and providing its obligations pursuant to Section 16.02.

16.02 Feeder Line In-Service Date. At least 12 Months prior to the anticipated Start Date, Coffeyville shall provide Chaparral with a written notice specifying a two-Month window within which Coffeyville anticipates the occurrence of the Feeder Line In-Service Date. Thereafter, at least six Months, three Months and one Month prior to the anticipated Feeder Line In-Service Date, Coffeyville shall provide additional notices to Chaparral specifying the anticipated Feeder Line In-Service Date, each of which may specify a window for such Feeder Line In-Service Date that is 45 Days, 30 Days and 15 Days, respectively. Coffeyville shall use commercially reasonable efforts to assure that the Feeder Line In-Service Date occurs within the windows specified in the notices delivered pursuant to this Section 16.02.

16.03 Chaparral Facilities In-Service Date. At least 12 Months prior to the anticipated Chaparral Facilities In-Service Date, Chaparral shall provide Coffeyville with a written notice specifying a two-Month window within which Chaparral anticipates the occurrence of the Chaparral Facilities In-Service Date. Thereafter, at least six Months, three Months and one Month prior to the anticipated Chaparral Facilities In-Service Date, Chaparral shall provide additional notices to Coffeyville specifying the anticipated Chaparral Facilities In-Service Date, each of which may specify a window for such Chaparral Facilities In-Service Date that is 45 Days, 30 Days and 15 Days, respectively. Chaparral shall use commercially reasonable efforts to assure that the Chaparral Facilities In-Service Date occurs within the windows specified in the notices delivered pursuant to this Section 16.03.

16.04 Information Exchange. From the Effective Date until the Start Date, and thereafter during the Term, the Parties agree to provide each other and exchange the information described in Section 6.04.

16.05 Authorized Representatives. In order to secure effective cooperation and to deal on a prompt and orderly basis with the various scheduling and administrative issues which may arise in connection with the rights and obligations of the Parties hereunder, each Party shall appoint its own Authorized Representative. Either Party may, at any time, change the designation of its Authorized Representative, provided such Party shall promptly notify the other Party in writing of such change. Each Party’s Authorized Representative shall be authorized to administer, but not modify or amend, this Agreement on behalf of such Party and agree upon procedures and provide such information as is necessary for coordinating the efforts of the Parties. As of the Effective Date, the Authorized Representative of each of the Parties is listed on Schedule 16.05.

Article XVII. General Provisions

17.01 Elections. Any exercise of any election by a Party hereunder shall be at such Party’s own and sole discretion, without any obligation to exercise or not exercise such right.

17.02 Binding Agreement; Assignments. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and their respective assigns authorized pursuant to this Section 17.02. Neither Party may assign this Agreement nor any of its rights hereunder without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed; provided, each Party shall have the right to assign this Agreement or any of its rights hereunder to one of its Affiliates without the consent of the other Party. A Party may withhold its consent to any proposed assignment if such Party determines in good faith that the proposed assignee does not have the financial, technical or operating ability to guarantee proper and timely payment or performance of the obligations of the assignor Party under this Agreement. With respect to any assignment effectuated in accordance with the terms of this Section 17.02 to a non-Affiliate, the non-assigning Party has the right to require that the assignor Party (a) shall be released from and not be liable for any obligations arising under this Agreement that are attributable to any period from and after the effective date of such assignment, and (b) shall remain liable for all obligations on the part of the assignor Party arising under this Agreement that are attributable to any period prior to the effective date of such assignment. With respect to any assignment effectuated in accordance with the terms of this Section 17.02 to an Affiliate, the assignor Party shall remain liable with the Affiliate (on a joint and several basis) for all obligations on the part of the assignor Party arising under this Agreement that are attributable to any period prior to or after the effective date of such assignment.

17.03 Public Announcements. The Parties shall not, except as required by Applicable Laws or the rules of any recognized national stock exchange, (a) cause any press release, presentation or public announcement to be made regarding or related to this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld, or (b) make any public statements regarding this Agreement without using reasonable efforts to consult the other Party. If a Party shall be required to cause such a public announcement to be made pursuant to any Applicable Laws or the rules of any recognized national stock exchange, such Party shall endeavor to provide the other Party at least 48 hours prior written notice of such announcement and all aspects of such public announcement shall be exempt from the confidentiality provisions of Section 13.05 of this Agreement.

17.04 Further Actions. From time to time at or after the Effective Date, at the request of one Party, the other Party will (a) execute and deliver such other documents, instruments of conveyance, assignments, transfers, and deliveries, (b) provide all reasonably requested information, and (c) take or refrain from taking actions as the other Party may reasonably request or may be necessary or appropriate in order to achieve the purposes of this Agreement or consummate, complete and carry out the transactions contemplated hereby.

17.05 Amendments. No amendment of, modification of, or change in or to any provision in this Agreement shall be effective or binding on any Party unless in writing, signed by both

Parties, and specifically stating it is an amendment of, modification of, or change in or to any provision in this Agreement.

17.06 Effect of Waiver. Unless otherwise specifically agreed in writing to the contrary: (a) the failure of any Party at any time to require performance by any other Party of any provision of this Agreement will not affect such Party’s right thereafter to enforce the same, (b) no waiver by any Party of any Event of Default or breach of this Agreement by any other Party shall operate or be construed as a waiver of any preceding or future Event of Default or breach of this Agreement, whether of a like or different character, and (c) no extension of time granted by any Party for the performance of any obligation or act by any other Party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

17.07 Exhibits and Schedules. The Exhibits (if any) and Schedules to this Agreement are a material part of this Agreement. Any information set forth in an Exhibit or Schedule will be deemed to apply to each and every section or subsection of this Agreement.

17.08 No Partnership. The Parties do not intend to, and this Agreement shall not be construed to, create any partnership, agency, joint venture or any fiduciary relationship between the Parties, or render any Party liable for any of the debts or obligations of any other Party. The Parties represent and warrant to each other that no facts or relationships exist that would expressly or impliedly create any such relationship.

17.09 No Third Party Beneficiaries. This Agreement is intended to be solely for the benefit of the Parties, their successors and permitted assignees, and is not intended to and shall not confer any rights or benefits on any other Person.

17.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of that provision in any other jurisdiction.

17.11 Modification by Operation of Law. In the event that changes in Applicable Laws materially impact the enforceability or operation of this Agreement, the Parties shall negotiate in good faith to amend this Agreement to preserve the benefits of this Agreement to each Party; provided that this Agreement shall in all circumstances be enforced and implemented to the fullest extent permitted by Applicable Laws, even if no such amendment is agreed to by the Parties.

17.12 Dispute Resolution. All disputes between the Parties arising under, out of or related to this Agreement or the rights and duties of the Parties arising out of this Agreement, including disputes regarding Damages, shall be resolved as follows:

(a)	Initial Meeting. No later than three Business Days after the date either Party delivers to the other Party written notice of such dispute, the Parties shall meet for a period not to exceed three Business Days and attempt in good faith, recognizing their mutual interests, to resolve such dispute.

(b)	Management Meeting. If the Parties are unable to resolve such dispute within such three Business Day period, either Party may demand by written notice to the other Party that such dispute be considered jointly by an Executive Officer of each Party. No later than three Business Days after the date of such notice, each Party shall cause its Executive Officer to meet with the other Party’s Executive Officer and attempt in good faith, recognizing their mutual interests, to resolve such dispute. Any decision of the Parties’ Executive Officers with respect to such dispute shall be final and binding on the Parties.

(c)	Litigation. If the Parties’ Executive Officers are unable to resolve such dispute within a 5 Business Day period, then either Party may initiate a suit, action or proceeding against the other in the Jurisdiction listed in Section 17.14.

(d)	Intent. It is the intent of the Parties that the dispute resolution proceedings described in Section 17.12(a) and 17.12(b) shall be conducted expeditiously, without initial recourse to the courts per Section 17.12(c) (except on account of equitable relief as provided in Section 17.12(e)), and without interlocutory appeals of the decisions to the courts. However, if a Party refuses to honor its obligations under this Section 17.12, the other Party may obtain appropriate relief in the court referenced in Section17.12(e) compelling performance under this Section 17.12. Each Party agrees that dispute resolution pursuant to this Section 17.12 shall be the exclusive method for resolving all disputes covered by this Section 17.12 and that it will not commence an action or proceeding, except as provided in this Section 17.12.

(e)	Special Rules for Injunctions. Notwithstanding anything to the contrary in this Section 17.12, each Party may bring actions in the Jurisdiction listed in Section 17.14 seeking injunctions to prevent any breach or violation of this Agreement or seeking to compel performance with the terms and provisions of this Agreement.

17.13 Governing Law. This Agreement has been executed and delivered in the State of Kansas, and the substantive laws of Kansas shall govern the validity, construction, enforcement and interpretation of this Agreement, without reference or regard to its conflicts of law principles or law.

17.14 Jurisdiction; Choice of Forum. Any suit, action or proceeding arising out of, relating to or with respect to this Agreement shall be brought in the courts of the state of Kansas or in any United States District Court located within such state. Each Party irrevocably submits to each such jurisdiction, and hereby irrevocably waives all objections which it may now or hereafter have as to venue in any of the above courts, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such suit, action or proceeding.

17.15 Waiver of Jury Trial. Each of the Parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

17.16 Attorneys’ Fees. If any Party institutes an action or proceeding against the other relating to the provisions of this Agreement or any default hereunder, including one for Damages, the unsuccessful Party to such action or proceeding will promptly reimburse the successful Party therein for the reasonable attorneys’ fees, disbursements, and litigation expenses (including expert fees and expenses) incurred by the successful Party.

17.17 Notices. Unless otherwise specifically provided herein, all notices, statements, designations, consents, offers, acceptances and other communications required or permitted to be given hereunder (each, a “Notice”) shall be given in writing by (a) reputable overnight courier, (b) registered letter or (c) facsimile with receipt confirmed, which shall be addressed or sent to the respective addresses as follows (or such other address as a Party may specify by Notice):

If to Seller:	Coffeyville Resources Nitrogen Fertilizers, LLC
10 E. Cambridge Circle, Suite 250
Kansas City, KS 66103
Attn: Fertilizer General Manager
Phone: (913) 982-0500
Facsimile: (913) 982-5662

With a copy to:	Coffeyville Resources Nitrogen Fertilizers, LLC
10 E. Cambridge Circle, Suite 250
Kansas City, KS 66103
Attn: General Counsel
Phone: (913) 982-0500
Facsimile: (913) 982-5651

If to Chaparral:	Chaparral CO2, L.L.C.
701 Cedar Lake Boulevard
Oklahoma City, OK 73114
Attn: CO2 Supply Manager
Phone: (405) 478-8770
Facsimile: (405) 478-2906

With a copy to:	Chaparral CO2, L.L.C.
701 Cedar Lake Boulevard
Oklahoma City, OK 73114
Attn: Legal Department
Phone: (405) 478-8770
Facsimile: (405) 478-2906

All Notices shall be deemed effective and received (x) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and receipt thereof is confirmed; (y) if given by overnight courier, on the Business Day immediately following the Day on which such Notice is delivered to a reputable overnight courier service; or (z) if given in person or by registered letter, when such Notice is delivered at the address specified above.

17.18 Costs. Each party will bear its own costs and expenses (including fees of legal counsel and outside advisors) in connection with the preparation, negotiation and execution and performance of this Agreement.

17.19 Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes and cancels all prior agreements, representations and understandings, written or oral, pertaining thereto.

17.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement that is binding upon all of the Parties hereto, notwithstanding that all parties are not signatories to the same counterpart. Facsimiles or electronic copies of signatures of the Parties hereto will be deemed to be originals and shall be binding.

17.21 General Interpretative Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	The use of the singular form includes the plural, and the use of the plural form includes the singular;

(b)	The use of any gender herein shall be deemed to include the other gender;

(c)	The captions and headings used in this Agreement are inserted for convenience only and do not constitute part of this Agreement and are in no way intended to modify, construe, describe, interpret, define or limit the scope or content of this Agreement or any provision of this Agreement and shall not be construed as having any substantive significance or meaning whatsoever or as indicating that all of the provisions of this Agreement relating to any particular topic are to be found in any particular section;

(d)	The term “include” or “including” and similar phrases shall mean including without limitation;

(e)	References to “Articles” and “Sections” refer to Articles and Sections of this Agreement;

(f)	Each reference to an “Article” of this Agreement shall include all Sections of such Article. Similarly, each reference to a “Section” shall include all subsections of such Section;

(g)	The terms “hereof”, “herein”, “hereto” and similar words refer to this entire Agreement and not any particular Article, Section, Exhibit, Schedule or any other subdivision of this Agreement;

(h)	References to “this Agreement” (including any Exhibit or Schedule hereto) or any other agreement or documents shall be construed as a reference to such agreement or document as the same may be amended, modified, supplemented or restated and shall include a reference to any agreement or document which amends, modifies, supplements or restates, or is entered into, made or given pursuant to or in accordance with its terms;

(i)	Reference to any Person shall be construed as a reference to such Person’s successors and permitted assigns; and

(j)	Each Party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each Party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including any rule of law to the effect that any provision of this Agreement will be interpreted or construed against the Party whose counsel drafted that provision.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives as of the date first above written.

COFFEYVILLE:	COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC

By:
John J. Lipinski,
Chief Executive Officer and President

CHAPARRAL:	CHAPARRAL CO2, L.L.C.

By:
Mark A. Fischer
Manager and President

[Signature page to Carbon Dioxide Purchase and Sale Agreement]